SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

EnPro Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

March 24, 2009

To Our Shareholders:

On behalf of the board of directors and management of EnPro Industries, Inc., I cordially invite you to our annual meeting of shareholders. The meeting will be held at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina on Wednesday, April 29, 2009 at 12:00 noon.

The matters to be acted upon by the shareholders at this meeting are presented in the enclosed Notice to Shareholders, and the enclosed proxy statement contains information regarding these matters. We intend to post the voting results from the meeting on our website, www.enproindustries.com, by May 4, 2009.

It is important that your shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly sign, date and return your proxy card in the enclosed postage-paid envelope, or to cast your votes by telephone or over the Internet. Instructions for voting are provided on the proxy card.

Sincerely,

Stephen E. Macadam
President and Chief Executive Officer

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

NOTICE TO SHAREHOLDERS:

THE ANNUAL MEETING OF SHAREHOLDERS of EnPro Industries, Inc., a North Carolina corporation, will be held at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina on Wednesday, April 29, 2009 at 12:00 noon to:

1.	Elect eight directors to hold office until the next annual shareholders’ meeting or until their respective successors are elected and qualified;

2.	Consider and act upon a proposal to amend and restate the company’s Amended and Restated 2002 Equity Compensation Plan;

3.	Ratify the selection of PricewaterhouseCoopers LLP as our external auditors for 2009; and

4.	Transact such other business as may properly come before the meeting or any adjournment of the meeting.

Information about these matters is contained in the proxy statement attached to this notice.

The board of directors has fixed February 27, 2009 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only those who were registered shareholders at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

The board hereby solicits a proxy for use at the meeting, in the form accompanying this notice, from each holder of our common stock. Shareholders may withdraw their proxies at the meeting if they desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting of the proxies at the meeting.

It is important that you be represented at the meeting regardless of the number of shares you own. To help us minimize the expense associated with collecting proxies, please execute and return the enclosed proxy card promptly or cast your votes by telephone or over the Internet. No postage is required if the proxy is mailed in the United States.

By Order of the Board of Directors,

Richard L. Magee
Secretary

March 24, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 29, 2009:

The proxy statement and 2008 annual report to shareholders are available at www.enproindustries.com/2009annualmeeting.

2009 ANNUAL MEETING OF SHAREHOLDERS
OF
ENPRO INDUSTRIES, INC.

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the board of directors of EnPro Industries, Inc., in connection with our annual meeting of shareholders to be held on Wednesday, April 29, 2009, at 12:00 noon at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, and at any adjournment or postponement of the meeting. You may use the enclosed proxy card whether or not you attend the meeting. If you are a registered shareholder (that is, you hold shares directly registered in your own name), you may also vote by telephone or over the Internet by following the instructions on your proxy card. If your shares are held in the name of a bank, broker or other nominee, which is referred to as holding in “street name,” you will receive separate voting instructions with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures depend on their voting arrangements.

Your vote is very important. For this reason, we encourage you to date, sign, and return your proxy card in the enclosed envelope. Doing so will permit your shares of our common stock to be represented at the meeting by the individuals named on the enclosed proxy card.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

We are mailing our 2008 annual report, including financial statements, with this proxy statement to each registered shareholder. We will begin mailing these materials on or around March 24, 2009. Any shareholder may receive an additional copy of these materials by request to our investor relations department. You may reach the investor relations department via email to investor@enproindustries.com or by calling 704-731-1503.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on proposals for the following matters:

•	Electing eight directors;

•	Approving a proposal to amend and restate our Amended and Restated 2002 Equity Compensation Plan; and

•	Ratifying the appointment of PricewaterhouseCoopers LLP as our external auditors for 2009.

Our board of directors has submitted these proposals. Other business may be addressed at the meeting if it properly comes before the meeting. However, we are not aware of any such other business.

Who is entitled to vote at the meeting?

You may vote if you owned EnPro common stock as of the close of business on the record date, February 27, 2009. Each share of common stock is entitled to one vote on each matter considered at the meeting. At the close of business on the record date, 19,956,880 shares of EnPro common stock were outstanding and eligible to vote, which amount does not include 215,560 shares held by a subsidiary. The enclosed proxy card shows the number of shares that you are entitled to vote.

Who can attend the meeting?

All registered shareholders as of the record date (or their duly appointed proxies), beneficial owners presenting satisfactory evidence of ownership as of the record date, and our invited guests may attend the meeting.

How do I vote?

If you are a registered shareholder, you have four voting options:

•	over the Internet, which we encourage if you have Internet access, at the address shown on the enclosed proxy card;

•	by telephone through the number shown on the enclosed proxy card;

•	by mail, by completing, signing, dating and returning the enclosed proxy card; or

•	in person at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of stock ownership and proof of identification for entrance to the meeting.

If you hold your EnPro shares in street name, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee through which you hold the shares. Please follow their directions carefully. If you want to vote EnPro shares that you hold in street name at the meeting, you must request a legal proxy from your bank, broker or other nominee and present that proxy, together with proof of identification, for entrance to the meeting.

Every vote is important! Please vote your shares promptly.

How do I vote my 401(k) shares?

Proxies will also serve as voting instructions to the plan trustee with respect to shares held in accounts under the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees and the EnPro Industries, Inc. Retirement Savings Plan for Hourly Employees. If you participate in either of these plans, are a registered shareholder of record, and the plan account information is the same as the information we have on record with our transfer agent, the enclosed proxy card represents all of the shares you hold, both within the plan and outside it. If you hold your shares outside the plan in street name, or if your plan account information is different from the information on record with the transfer agent, then you will receive separate proxies, one for the shares held in the plan and one for shares held outside the plan.

What can I do if I change my mind after I vote my shares?

Even after you have submitted your vote, you may revoke your proxy and change your vote at any time before voting begins at the annual meeting. If you are a registered shareholder, you may do this in three ways:

•	by timely delivering to our Secretary, or at the meeting, a later dated signed proxy card;

•	by voting on a later date by telephone or over the Internet (only your last dated proxy card or telephone or Internet vote is counted); or

•	if you attend the meeting, by voting your shares in person.

Your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke it.

If you hold your shares in street name, you should contact your bank, broker or other nominee to find out how to revoke your proxy. If you have obtained a legal proxy from your nominee giving you the right to vote your shares, you may vote by attending the meeting and voting in person or by sending in an executed proxy with your legal proxy form.

Is there a minimum quorum necessary to hold the meeting?

In order to conduct the meeting, a majority of EnPro shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum. For purposes of determining whether a quorum is present, abstentions and broker “non-votes” will be counted as shares that are present and entitled to vote.

How will my vote be counted?

If you provide specific voting instructions, your EnPro shares will be voted as you have instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, your shares will be voted as our board of directors has recommended. If you hold your shares in your name (you are the record holder) and do not give valid proxy instructions or vote in person at the meeting, your shares will not be voted. If you hold your shares in street name and do not give your bank, broker or other nominee instructions on how you want your shares to be voted, those shares are considered “uninstructed” and a bank, broker or other nominee generally has the authority to vote those shares on matters that are determined to be “routine” under the New York Stock Exchange rules. The proposals to be acted upon at the meeting, other than approval of the proposed amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan, are considered routine under the New York Stock Exchange rules, which means that a bank, broker or other nominee has voting discretion as to any uninstructed shares on those matters. Under New York Stock Exchange rules, a bank, broker or other nominee holding your shares will not have authority to vote your shares for or against approval of the proposed amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan unless instructed by you.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the director nominees who receive the largest number of votes cast are elected, up to the maximum number of directors to be elected at the meeting. The maximum number to be elected is eight. Shares not voted will have no impact on the election of directors. Unless proper voting instructions are to “WITHHOLD” authority for any or all nominees, the proxy given will be voted “FOR” each of the nominees for director.

Under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must promptly offer his or her resignation. The board’s nominating committee will then consider the resignation and recommend to the board whether to accept or reject it. The board will act on the nominating committee’s recommendation within 90 days after the shareholders’ meeting, and the board’s decision (including an explanation of the process by which the decision was reached) will be publicly disclosed on Form 8-K. Any director who offers his or her resignation may not participate in the board’s discussion or vote.

The amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan will be approved if the votes cast for approval exceed the votes cast opposing it, so long as the total votes cast represent more than 50% of the shares of common stock entitled to vote. The proposal to ratify the appointment of our external auditors will be approved if more votes are cast in favor of the proposal than are cast against it.

How do abstentions and broker non-votes count for voting purposes?

For the election of directors, only votes “FOR” a nominee will count. For the amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan and the ratification of the appointment of our external auditors, only votes for or against the proposal count. Broker non-votes, if any, and, in the case of the ratification of the appointment of our auditors, abstentions will not be counted as votes cast for these proposals. Because approval of the proposed amendment and restatement to our Amended and Restated 2002 Equity Compensation Plan requires that the votes cast for approval exceed the votes cast opposing it, so long as the votes cast represent more than 50% of the shares of common stock entitled to vote, abstentions and broker non-votes, which will not count as votes cast, may have a negative effect on this proposal. Abstentions will count for determining whether a quorum is present.

Is there a list of shareholders entitled to vote at the annual meeting?

You may examine a list of the shareholders entitled to vote at the meeting. We will make that list available at our main executive offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, from April 28, 2009 through the end of the meeting. The list will also be available for inspection at the meeting.

What are the board’s recommendations?

Your board of directors recommends that you vote:

•	“FOR” each of our nominees to the board of directors;

•	“FOR” approving the amendment and restatement to our Amended and Restated 2002 Equity Compensation Plan; and

•	“FOR” ratifying PricewaterhouseCoopers LLP as our external auditors for 2009.

Proxy cards or telephone and Internet instructions to vote the proxy that are validly submitted and timely received, but that do not contain instructions on how you want to vote will be voted in accordance with the board’s recommendations.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by your board of directors or, if no recommendation is given, in their own discretion.

How can I find out the results of the vote?

We will publish final voting results in our quarterly report on Form 10-Q for the second quarter of 2009. In addition, we intend to post the voting results from the meeting on our website, www.enproindustries.com.

What is “householding” and how does it affect me?

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying on SEC rules that allow us to deliver only one proxy statement and annual report to multiple shareholders who share an address unless we have received contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one proxy statement and annual report, you may write or call us to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report. Alternatively, you may request that we send only one set of materials if you are receiving multiple copies. You may make any of these requests by contacting us at investor@enproindustries.com or by calling 704-731-1503.

If your shares are held in the name of a bank, broker or other nominee and you wish to receive separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, please contact your nominee.

Can I access these proxy materials on the Internet?

You can access this proxy statement and our 2008 annual report on Form 10-K, which includes our annual report to shareholders, on our Internet site at www.enproindustries.com. If you are a registered shareholder, you can choose to receive these documents over the Internet in the future by accessing www.bnymellon.com/shareowner/isd and following the instructions provided on that website. This could help us save significant printing and mailing expenses. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s shareholder meeting you will receive an e-mail notification when the materials and annual report are available for on-line review, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Investor Relations.

If your shares are held through a bank, broker or other nominee, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Who will solicit votes and pay for the costs of this proxy solicitation?

We will pay the costs of the solicitation. Our officers, directors and employees may solicit proxies personally, by telephone, mail or facsimile, or via the Internet. These individuals will not receive any additional compensation for their solicitation efforts. You may also be solicited by means of press releases issued by EnPro, postings on our website, www.enproindustries.com, and advertisements in periodicals. We have hired The Proxy Advisory Group, LLC to assist us in soliciting proxies. We will pay them approximately $7,500 in fees, plus expenses, for their services. In addition, upon request we will reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding voting materials to their customers who are beneficial owners and in obtaining voting instructions.

Who will count the votes?

The BNY Mellon Shareowner Services, our registrar and transfer agent, will count the votes.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of our common stock?

The following table sets forth information about the individuals and entities who held more than 5% of our common stock as of February 27, 2009. This information is based solely on SEC filings made by the individuals and entities by that date.

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class(1)

Keeley Asset Management Corp. et al.(2)	2,095,499	10.5%
401 South LaSalle Street
Chicago, IL 60605

Barclays Global Investors, N.A. et al.(3)	1,536,717	7.7%
400 Howard Street
San Francisco, CA 94105

The Vanguard Group, Inc.(4)	1,371,963	6.9%
100 Vanguard Boulevard
Malvern, PA 19355

Dimensional Fund Advisors Inc.(5)	1,209,244	6.1%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

Bank of America Corporation et al.(6)	1,108,587	5.6%
100 North Tryon Street, Floor 25
Bank of America Corporate Center
Charlotte, NC 28255

(1)	Applicable percentage ownership is based on 19,956,880 shares of our common stock outstanding at February 27, 2009 entitled to vote at the annual meeting.

(2)	This information is based on a Schedule 13G amendment dated February 2, 2009 filed with the SEC by Keeley Asset Management Corp. and Keeley Small Cap Value Fund reporting beneficial ownership as of December 31, 2008. Keeley Asset Management Corp. reports sole voting power over 1,983,529 shares and sole dispositive power over 2,095,499 shares.

(3)	This information is based on a Schedule 13G dated February 6, 2009 filed with the SEC by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG reporting beneficial ownership as of December 31, 2008. Barclays Global Investors, N.A. reports sole voting power over 554,019 shares and sole dispositive power over 637,998 shares, Barclays Global Fund Advisors reports sole voting power over 654,390 shares and sole dispositive power over 885,194 shares, and Barclays Global Investors, Ltd. reports sole voting power over 550 shares and sole dispositive power over 13,525 shares.

(4)	This information is based on a Schedule 13G dated February 13, 2009 filed with the SEC by The Vanguard Group, Inc. reporting beneficial ownership as of December 31, 2008. The Vanguard Group, Inc. reports sole voting power over 28,471 shares and sole dispositive power over 1,371,963 shares.

(5)	This information is based on a Schedule 13G amendment dated February 9, 2009 filed with the SEC by Dimensional Fund Advisors LP reporting beneficial ownership as of December 31, 2008. Dimensional Fund Advisors LP reports sole voting power over 1,162,133 shares and sole dispositive power over 1,209,244 shares in its role as investment advisor to certain investment companies or as investment manager to certain group trusts and other accounts.

(6)	This information is based on a Schedule 13G amendment dated February 12, 2009 filed with the SEC by Bank of America Corporation, NB Holdings Corporation, BAC North America Holding Company, BANA Holding Corporation, Bank of America, NA, Columbia Management Group, LLC, Columbia Management Advisors, LLC, Banc of America Securities Holdings Corporation, Banc of America Securities LLC, NMS Services Inc, NMS Services (Cayman) Inc, and Banc of America Investment Advisors, Inc., reporting beneficial ownership as of December 31, 2008. Bank of America Corporation reports shared voting power over 1,108,587 shares and shared dispositive power over 1,084,028 shares; NB Holdings Corporation reports shared voting power over 1,108,495 shares and shared dispositive power over 1,083,936 shares; BAC North America Holding Corporation reports shared voting power over 857,573 shares and shared dispositive power over 833,014 shares; BANA Holding Corporation reports shared voting power over 857,573 shares and shared dispositive power over 833,014 shares; Bank of America, National Association reports sole voting power over 443,438 shares, shared voting power over 414,135 shares, sole dispositive power over 435,538 shares and shared dispositive power over 397,476 shares; Columbia Management Group, LLC reports shared voting power over 378,714 shares and shared dispositive power over 389,076 shares; Columbia Management Advisors, LLC reports sole voting power over 373,314 shares, shared voting power over 5,400 shares, sole dispositive power over 381,136 shares and shared dispositive power over 7,940 shares; Banc of America Securities Holdings Corporation reports shared voting power over 250,922 shares and shared dispositive power over 250,922 shares; Banc of America Securities LLC reports sole voting power over 250,922 shares and sole dispositive power over 250,922 shares; NMS Services Inc reports shared voting power over 92 shares and shared dispositive power over 92 shares; NMS Services (Cayman) Inc reports sole voting power over 92 shares and sole dispositive power over 92 shares; and Banc of America Investment Advisors, Inc. reports shared voting power over 35,361 shares.

How much stock do our directors, director nominees and executive officers own?

The following table sets forth information as of February 27, 2009 about the shares of our common stock that the following individuals beneficially own:

•	our directors;

•	director nominees; and

•	the executive officers and former executive officer listed in the summary compensation table that begins on page 32.

It also includes information about the shares of our common stock that our directors, director nominees and executive officers own as a group.

	Amount and Nature	Directors’	Directors’
	of Beneficial	Phantom	Stock	Percent of
Name of Beneficial Owner	Ownership(1)	Shares(2)	Units(3)	Class(4)

William R. Holland	40,000	19,972	—	*
Stephen E. Macadam	97,235	—	—	*
J. P. Bolduc	1,000	19,972	1,520	*
Peter C. Browning	4,340	19,972	7,599	*
Don DeFosset	—	4,397	—	*
Joe T. Ford	10,000	19,972	10,990	*
Gordon D. Harnett	2,060	19,972	6,483	*
David L. Hauser	800	6,965	1,259	*
Wilbur J. Prezzano, Jr.	—	7,936	6,817	*
William Dries	160,777	—	—	*
Richard L. Magee	134,538	—	—	*
J. Milton Childress II	12,028	—	—	*
Donald G. Pomeroy II	27,454	—	—	*
16 directors and executive officers as a group	522,276	119,158	34,668	2.6%
Former Executive Officers:
Ernest F. Schaub	197,673	—	—	*

*	Less than 1%

(1)	These numbers include the following shares that the individuals may acquire within 60 days after February 27, 2009 through the exercise of stock options: Mr. Macadam, 33,333 shares; Mr. Dries, 103,100 shares; Mr. Magee, 80,900 shares; Mr. Pomeroy, 18,100 shares; all directors and executive officers as a group, 253,533 shares and Mr. Schaub, 197,673 shares. The numbers also include shares held in our Retirement Savings Plan for Salaried Employees, allocated as follows: Mr. Dries, 1,212 shares and Mr. Magee, 1,086 shares. In addition, these numbers include restricted shares as follows: Mr. Macadam, 53,500 shares; Mr. Dries, 11,220 shares; Mr. Magee, 10,209 shares; and Mr. Childress, 7,926 shares. All other ownership is direct, except that Mr. Dries indirectly owns 100 shares, which are owned by his spouse, and that all directors and executive officers as a group include 175 shares held indirectly, which shares are owned by family members.

(2)	These numbers reflect the phantom shares awarded under our Outside Directors’ Phantom Share Plan and the phantom shares awarded to non-employee directors under our Amended and Restated 2002 Equity Compensation Plan. When they leave the board, these directors will receive cash in an amount equal to the value of the phantom shares awarded under the Outside Directors’ Phantom Share Plan and shares of our common stock for phantom shares awarded under the Amended and Restated 2002 Equity Compensation Plan. See “Corporate Governance Policies and Practices — Director Compensation.” Because the phantom shares are not actual shares of our common stock, these directors have neither voting nor investment authority in common stock arising from their ownership of these phantom shares.

(3)	These numbers reflect the number of stock units credited to those non-employee directors who have elected to defer all or a part of the cash portion of their annual retainer and meeting fees pursuant to our Deferred Compensation Plan for Non-Employee Directors. See “Corporate Governance Policies and Practices — Director Compensation.” Because the stock units are not actual shares of our common stock, the directors have neither voting nor investment authority in common stock arising from their ownership of these stock units.

(4)	These percentages do not include the directors’ phantom shares or stock units described in Notes 2 and 3. Applicable percentage ownership is based on 19,956,880 shares of our common stock outstanding at February 27, 2009 entitled to vote at the annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and people who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. The SEC requires these people to give us copies of all Section 16(a) reports they file.

We have reviewed the copies of all reports furnished to us. Based solely on this review, we believe that no director, officer, or 10% shareholder failed to timely file in 2008 any report required by Section 16(a).

PROPOSAL 1 — ELECTION OF DIRECTORS
(Item 1 on the proxy card)

One of the purposes of the meeting is the election of eight directors to hold office until the annual shareholders’ meeting in 2010 or until their respective successors are elected and qualified. Currently, the board of directors has nine members. Joe T. Ford has advised the board of his desire to retire from the board of directors effective at the 2009 annual meeting. Accordingly, the board has fixed the number of directors at eight effective upon Mr. Ford’s retirement. The board of directors has nominated the eight persons named on the following pages. All of the nominees are incumbent directors whose terms would otherwise expire upon the election of directors at the meeting. Properly executed proxies that do not contain voting instructions will be voted for the election of each of these nominees.

All nominees have indicated that they are willing to serve as directors if elected. If any nominee should become unable or unwilling to serve, the proxies will be voted for the election of such person as the board of directors may designate to replace such nominee.

The board recommends that you vote “FOR” the election of each of the nominees for director named below.

Nominees for Election

WILLIAM R. HOLLAND, 70

Mr. Holland has served as a director and as Chairman of the Board since May 2002. He was Chairman from 1987 through 2001, and Chief Executive Officer from 1986 to 2000, of United Dominion Industries Limited, a diversified manufacturing company. Mr. Holland is also a director of Goodrich Corporation and Lance, Inc., both publicly traded companies, and Crowder Construction Company and ERC, Ltd., which are privately owned companies. In addition, Mr. Holland serves as a corporate member of the Jupiter Florida Medical Center, on the Advisory Board of the Walker School of Business of Appalachian State University, and as a director of the Carolinas Healthcare Foundation.

STEPHEN E. MACADAM, 48

Mr. Macadam has served as our Chief Executive Officer and President, and as a director, since April 2008. Prior to accepting these positions with EnPro, Mr. Macadam served as Chief Executive Officer of BlueLinx Holdings Inc. since October 2005. Before joining BlueLinx Holdings Inc., Mr. Macadam was the President and Chief Executive Officer of Consolidated Container Company LLC since August 2001. He served previously with Georgia-Pacific Corp. where he held the position of Executive Vice President, Pulp & Paperboard from July 2000 until August 2001, and the position of Senior Vice President, Containerboard & Packaging from March 1998 until July 2000. Mr. Macadam held positions of increasing responsibility with McKinsey and Company, Inc. from 1988 until 1998, culminating in the role of principal in charge of McKinsey’s Charlotte, North Carolina operation.

J. P. BOLDUC, 69

Mr. Bolduc has served as a director since 2002. He has been Chairman of the Board and Chief Executive Officer of JPB Enterprises, Inc., an investment banking, private equity and real estate investment holding company, since 1995. Mr. Bolduc served as acting Chief Executive Officer of J. A. Jones, Inc. from April 2003 to September 2004. He was President and Chief Executive Officer of W. R. Grace & Co. from 1990 to 1995. Mr. Bolduc is a trustee of the William E. Simon Graduate School of Business at the University of Rochester, a member of the Advisory Council for Graduate Studies and Research at the University of Notre Dame, and a director of the Edison Preservation Foundation of Baltimore. He is also a director of Unisys Corporation, Lance, Inc. and MCG, PLC.

PETER C. BROWNING, 67

Mr. Browning has served as a director since 2002. He was the Dean of the McColl School of Business at Queens University from March 2002 through May 2005. From 1998 to 2000, Mr. Browning was President and Chief Executive Officer, and from 1995 to 1998, President and Chief Operating Officer, of Sonoco Products Company, a manufacturer of industrial and consumer packaging. He has served as lead director of Nucor Corporation, a steel manufacturer, since May 2006 and served as Non-Executive Chairman of Nucor from September 2000 to May 2006. Mr. Browning serves as lead director of The Phoenix Companies and is also a director of Acuity Brands, Inc. and Lowe’s Companies, Inc.

DON DEFOSSET, 60

Mr. DeFosset has served as a director since 2008. He is the former Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with businesses in water infrastructure, flow control, water transmission products, metallurgical coal and natural gas, and homebuilding. He served as Chairman of Walter Industries from March 2002 to September 2005, and as President and Chief Executive Officer from November 2000 to September 2005. He is also a director of Regions Financial Corporation, Terex Corporation and National Retail Properties, Inc.

GORDON D. HARNETT, 66

Mr. Harnett has served as a director since 2002. He was Chairman and Chief Executive Officer of Brush Engineered Materials Inc., a provider of metal-related products and engineered material systems, until May 2006, and had served as Chief Executive Officer at Brush Engineered Materials or a similar position at Brush Wellman, Inc. (a subsidiary of Brush Engineered Materials) since January 1991. Mr. Harnett is also a director of Acuity Brands, Inc., The Lubrizol Corporation and PolyOne Corporation.

DAVID L. HAUSER, 57

Mr. Hauser has served as a director since 2007. Since April 2006, Mr. Hauser has served as Group Executive and Chief Financial Officer of Duke Energy Corporation, one of the largest electric power companies in the United States. In addition to serving as Chief Financial Officer, he was Group Vice President from February 2004 to April 2006. He was acting Chief Financial Officer from November 2003 to February 2004 and Senior Vice President and Treasurer from June 1998 to November 2003. Mr. Hauser is a director of Fairpoint Communications, Inc., a trustee of the North Carolina Blumenthal Performing Arts Center, and a member of the Business Advisory Council for the University of North Carolina at Charlotte.

WILBUR J. PREZZANO, JR., 68

Mr. Prezzano has served as a director since 2006. He retired as Vice Chairman of Eastman Kodak Company, a manufacturer of photographic equipment and supplies, in January 1997, having served in various management roles at Eastman Kodak prior to that time. He is the Non-Executive Chairman of the Board of Lance, Inc. Mr. Prezzano is also a director of Roper Industries, Inc., The Toronto-Dominion Bank, and TD AMERITRADE Holding Corporation.

Agreements to Nominate

Mr. Macadam’s employment agreement provides that during the term of his employment he will be included in the slate of nominees nominated by the board of directors for election as a member of the board.

In connection with the settlement of an election contest with respect to the annual shareholders meeting in 2008, we entered into a settlement agreement with Steel Partners II, L.P., Steel Partners II GP LLC, Steel Partners II Master Fund L.P., Steel Partners LLC, Warren G. Lichtenstein, James R. Henderson, John J. Quicke, Kevin C. King,

Don DeFosset and Delyle Bloomquist. This settlement agreement required our board of directors to take all action necessary to, on the second business day following the completion of the 2008 annual meeting of shareholders, reset the size of the board from eight to nine directors and appoint Don DeFosset to fill the vacancy created by this increase in the size of the board. The settlement agreement does not require us to nominate, or take any other action to elect, Mr. DeFosset (or any other person designated by the other parties to the settlement agreement) as a director at the 2009 annual meeting or at any subsequent meeting of the shareholders.

BOARD MATTERS

The primary responsibility of our board of directors is to oversee and direct management in its conduct of our business. Members of the board are kept informed of our business through discussions with the Chairman and the officers, by reviewing materials provided to them, and by participating in meetings of the board and its committees. In addition, at least once per quarter, the non-management directors meet in executive session without members of management present. These sessions are presided over by the Chairman, Mr. Holland.

Committee Structure

Our board of directors has four committees: an Executive Committee, an Audit and Risk Management Committee, a Compensation and Human Resources Committee, and a Nominating and Corporate Governance Committee. In order to maximize board efficiency, our eight independent directors serve on each committee other than the Executive Committee. For a list of our independent directors, see “Corporate Governance Policies and Practices — Director Independence.”

Each board committee operates in accordance with a written charter that the board has approved. You may obtain these charters on our website at www.enproindustries.com by clicking on “Investor” and then “Corporate Governance” and looking under “Committee Charters.”

Executive Committee.  The current members of the Executive Committee are Mr. Holland (Chairman), Mr. Browning, Mr. Harnett and Mr. Macadam. The Executive Committee did not meet in 2008. The primary function of this committee is to exercise the powers of the board as and when directed by the board or when the board is not in session, except those powers which, under North Carolina corporate law, may not be delegated to a committee of directors.

Audit and Risk Management Committee.  The Audit and Risk Management Committee, or Audit Committee, met four times in 2008. It assists the board in monitoring the integrity of our financial statements, compliance with legal and regulatory requirements, management of significant risk areas (including insurance, pension, asbestos, environmental and litigation) and the qualifications, independence and performance of our internal and external auditors. This committee has the sole authority to appoint or replace our external auditors and to approve all fees of the external auditors. Mr. Harnett is the current committee Chairman.

Compensation and Human Resources Committee.  The Compensation and Human Resources Committee, or Compensation Committee, met six times in 2008. Mr. Browning is the current committee Chairman.

The primary function of the Compensation Committee is to assist the board and management in exercising oversight concerning the appropriateness and cost of our compensation and benefit programs, particularly for executives. The Compensation Committee sets the salaries and annual bonus and long-term award opportunities for our senior executives, assesses the performance of our CEO, and oversees succession planning programs. The committee has delegated responsibility for the design, administration, asset management and funding policies of our qualified and non-qualified benefit plans to a benefits committee consisting of members of management. However, the Compensation Committee has expressly retained the authority to approve benefit plan amendments (other than amendments resulting from collective bargaining agreements) that would materially affect the cost, basic nature or financing of these plans. In addition, the Compensation Committee approves all formal policies established by the benefits committee and reviews the benefits committee’s activities at least once per year.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee met four times in 2008. The primary function of this committee is to assist the board and management in exercising sound corporate governance. This committee identifies and nominates individuals who are qualified to become members of the board, assesses the effectiveness of the board and its committees, and recommends board committee assignments. It also reviews various corporate governance issues, including those items discussed below under “Corporate Governance Policies and Practices.” Mr. Holland currently chairs this committee.

Meetings and Attendance

The board met 11 times in 2008. All directors attended at least 75% of the total number of meetings of the full board and of the board committees on which they serve. While it is our policy to encourage all directors to attend the annual meeting of shareholders and historically all or close to all of our directors have attended each of these meetings, because of the change in the date for our 2008 annual meeting to accommodate the settlement of the election contest and the inability to coordinate the resetting of the meeting date with the schedules of our directors, only four directors attended the 2008 annual meeting of shareholders.

CORPORATE GOVERNANCE POLICIES AND PRACTICES

Our board of directors and management firmly embrace good and accountable corporate governance and believe that an attentive, performing board is a tangible competitive advantage. To that end, the board has undertaken substantial efforts to ensure the highest standards of corporate governance.

Corporate Governance Guidelines and Code of Business Conduct

The board regularly reviews our Corporate Governance Guidelines, taking into account recent trends in corporate governance and any new rules adopted by the New York Stock Exchange (NYSE) and the SEC. Among other things, these guidelines specify that:

•	normally only the CEO should be an employee director;

•	a substantial majority of the members of the board should be independent directors;

•	the board should hold regularly scheduled executive sessions without management present;

•	board members should attend our annual shareholders’ meeting; and

•	the board should evaluate its performance and contributions, and those of its committees, on an annual basis.

Our Corporate Governance Guidelines require any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender a resignation to the board Chairman.

We also have a Code of Business Conduct. The Code covers, among other things, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of company assets, fair dealing, compliance with laws (including insider trading laws), the accuracy and reliability of our books and records, and the reporting of illegal or unethical behavior. It applies to our directors and all of our employees, including our principal executive, financial and accounting officers. Pursuant to the Code, all conflict of interest transactions, including related party transactions we would be required to disclose in our proxy statement, must be presented to a member of our internal Corporate Compliance Committee or an attorney in our legal department, who are authorized by the Code to present such transactions to our Chief Executive Officer and the Audit Committee. The Code does not otherwise establish specific procedures and policies for the approval or ratification of conflict of interest transactions, and we would develop such procedures on a case-by-case basis as the need arises. Each year, we ask all members of the board and all officers to certify their compliance with the Code. Each member of the board certified compliance without exception in the first quarter of 2009; each officer certified compliance without exception in the fourth quarter of 2008.

Copies of our Corporate Governance Guidelines and Code of Business Conduct are available on our website at www.enproindustries.com. From our home page, click on the “Investor” tab and then on “Corporate Governance.”

Director Independence

As described in our Corporate Governance Guidelines, the board believes that a substantial majority of the board should consist of independent directors. At its February 2009 meeting, the board of directors made a determination as to the independence of each of its members in 2008. In making these determinations, the board used the definition of an “independent director” in the NYSE listing standards and the categorical standards set forth in our Corporate Governance Guidelines. Under these guidelines, a director will be independent only if the board affirmatively determines that the director has no material relationship with our company (either directly or as a director, partner, shareholder or officer of an organization that has a relationship with us).

Under our Corporate Governance Guidelines, a director will not fail to be deemed independent solely as a result of a relationship we have with an organization with which the director is affiliated as a director, partner, shareholder or officer, so long as:

(1) the relationship is in the ordinary course of our business and is on substantially the same terms as those generally prevailing at the time for comparable transactions with non-affiliated persons; and

(2) in the event of a relationship involving extensions of credit to us, the extensions of credit have complied with all applicable laws and no event of default has occurred.

In addition, under the guidelines, the board cannot conclude that a director is independent if he or she falls into one of the following categories:

•	the director is, or has been within the last three years, an employee of ours, or an immediate family member is, or has been within the last three years, an executive officer of ours;

•	the director or an immediate family member has received more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	the director or an immediate family member is a current partner of our auditor; the director is a current employee of our auditor; the director has an immediate family member who is a current employee of our auditor and who personally works on our audit; or the director or an immediate family member was within the last three years a partner or employee of our auditor and personally worked on ours audit within that time;

•	the director or an immediate family member is, or has been in the past three years, part of an interlocking directorate in which an executive officer of ours serves on the compensation committee of another company that employs the director;

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that we do business with, and that company’s sales to or purchases from us in any of the last three fiscal years exceeded the greater of $500,000 or 1% of the other company’s consolidated annual revenues; or

•	the director or the director’s spouse serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to such organization exceeded the greater of $500,000 or 1% of the other organization’s annual revenues.

To assist in the board’s independence determinations, each director completed a questionnaire that included questions to identify any relationships with us or with any of our executive officers or other directors. After discussing all relationships disclosed in the responses to these questionnaires, the board determined that Mr. Bolduc, Mr. Browning, Mr. DeFosset, Mr. Ford, Mr. Harnett, Mr. Hauser, Mr. Holland, and Mr. Prezzano are independent because none has a material relationship with the company other than as a director. As our Chief Executive Officer and President, Mr. Macadam is automatically disqualified from being an independent director.

“Audit Committee Financial Expert”

The board of directors has determined that Mr. Hauser is an “audit committee financial expert” as that term is defined in Item 401(h) of the SEC’s Regulation S-K. At its February 2009 meeting, the board determined that

Mr. Hauser, through his education and experience as a certified public accountant and his experience as the Chief Financial Officer of Duke Energy Corporation, has all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of those principles in connection with the accounting for estimates, accruals and reserves;

•	experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that our financial statements can reasonably be expected to raise;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.

Director Candidate Qualifications

When considering candidates for director, the Nominating and Corporate Governance Committee takes into account a number of factors, including whether the candidate is independent from management and the company, whether the candidate has relevant business experience, the composition of the existing board, and the candidate’s existing commitments to other businesses. In addition, all candidates must meet the requirements set forth in our Corporate Governance Guidelines. Those requirements include the following:

•	Candidates should possess broad training and experience at the policy-making level in business, government, education, technology or philanthropy.

•	Candidates should possess expertise that is useful to our company and complementary to the background and experience of other board members, so that we can achieve and maintain an optimum balance in board membership.

•	Candidates should be of the highest integrity, possess strength of character and the mature judgment essential to effective decision making.

•	Candidates should be willing to devote the required amount of time to the work of the board and one or more of its committees. Candidates should be willing to serve on the board over a period of several years to allow for the development of sound knowledge of our business and principal operations.

•	Candidates should be without any significant conflict of interest.

•	Candidates must be between 18 and 72 years old.

The Nominating and Corporate Governance Committee will consider recommending for nomination director candidates recommended by shareholders. Shareholders who wish to suggest that the board nominate a particular candidate should send a written statement addressed to our Secretary at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209 in accordance with the timeline and procedures set forth in our bylaws for shareholders to nominate directors themselves. See “Shareholder Proposals” for a description of the requirements to be followed in submitting a candidate and the content of the required statements.

Nomination Process

Before recommending a sitting director for re-election, the Nominating and Corporate Governance Committee considers whether the director’s re-election would be consistent with the criteria for board membership in our Corporate Governance Guidelines (as described above) and applicable rules and requirements of the SEC and NYSE. This process includes a review on behalf of the Nominating and Corporate Governance Committee of the responses to the annual director questionnaires.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. The Nominating and Corporate Governance Committee may also engage the services of a third party to identify and evaluate candidates. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee (or the committee Chairman) interviews that candidate if the committee believes the candidate might be a suitable director. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management. If the Nominating and Corporate Governance Committee concludes that a candidate would be a valuable addition to the board and that the candidate meets all of the requirements for board membership, it will recommend to the full board that the candidate be nominated for election (or appointed, if the purpose of the committee’s search was to fill a vacancy).

Communications with the Board

Shareholders and other interested parties can send communications to the board anonymously and confidentially by means of the EnTegrity Assistance Line. You can find instructions for using the EnTegrity Assistance Line on our website at www.enproindustries.com. An independent third party staffs the line. We have instructed this third party that any report addressed to the board of directors be forwarded to the Chairman of the Audit Committee, a non-management director. Reports not addressed to the board of directors are forwarded to our Director of Internal Audit, who reports directly to the Audit Committee. The Director of Internal Audit periodically updates the Audit Committee regarding the investigation and resolution of all reports of alleged misconduct (financial or otherwise).

Shareholders and other interested parties also may send written correspondence to the board care of our Secretary, addressed to 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209. The board has established procedures for the handling of communications from shareholders and other interested parties and directed our Secretary to act as the board’s agent in processing these communications. All communications regarding matters that are within the scope of the board’s responsibilities are forwarded to the board Chairman, a non-management director. Communications regarding matters that are the responsibility of one of the board’s committees are also forwarded to the Chairman of that committee. Communications that relate to ordinary business matters, such as customer complaints, are sent to the appropriate business. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but the Secretary will make them available to any director who wishes to review them.

In addition, security holders and other interested parties who attend our annual shareholders’ meeting will have an opportunity to communicate directly with the board.

Director Compensation

Directors who are also employees receive no compensation for serving on our board. Our non-employee directors receive the following compensation:

•	An annual cash retainer of $75,000, paid in quarterly installments;

•	An annual fee of $6,000, paid in cash quarterly, for the chairmen of our Compensation and Human Resources Committee and Nominating and Corporate Governance Committee;

•	An annual fee of $8,000, paid in cash quarterly, for the chairman of our Audit and Risk Management Committee;

•	An additional annual fee of $180,000, paid in cash installments monthly, for our Chairman;

•	An initial grant of phantom shares, equal in value to $30,000, upon a director’s initial election or appointment to the board; and

•	An annual grant of phantom shares equal in value to $75,000.

The board conducted a review of its compensation at the February 2008 meeting. Based on data presented by the board’s compensation consultant, the board determined that it was appropriate to increase the fees payable to directors by adding $50,000 to the equity component. The additional $50,000 is in phantom shares. Because of limitations under our Amended and Restated 2002 Equity Compensation Plan, the additional phantom shares will be paid out in cash at retirement from the board, based on the price of our common stock at that time.

Phantom shares are generally granted to non-employee directors at the first board meeting each year. Phantom shares are fully vested and are paid when a director retires from the board. Since 2005, phantom shares with a value of $25,000 have been awarded each year to each director under our Amended and Restated 2002 Equity Compensation Plan for which we will pay the director one share of our common stock for each phantom share in his account (with any fractional phantom share paid in cash). The value of all phantom shares granted prior to 2005 are payable in cash, as are the additional $50,000 of phantom shares that we awarded to each director in 2008.

The board adopted stock ownership guidelines for directors at its February 2008 meeting. Under these guidelines, each director had five years from the time he became a director to accumulate EnPro equity equal in market value to five times the annual cash retainer. At its July 2008 meeting, the board modified the guidelines to become stock ownership requirements pursuant to which a director has until five years after the date on which the requirements were adopted or five years after he becomes a director, whichever is later, to satisfy the ownership requirements. Phantom shares count toward meeting the equity threshold established under the new stock ownership requirements. We examine compliance with this policy at our board of directors meeting held in February of each year. As of February 11, 2009, the date of our February 2009 board of directors meeting, all directors who have served on the board for at least five years would have complied with the requirements.

Non-employee directors may participate in our Deferred Compensation Plan for Non-Employee Directors. Under this plan, non-employee directors may defer receipt of all or part of the cash portion of their annual retainer fee. Participants choose between two investment alternatives, a cash account and a stock account. Deferred fees in a director’s cash account are credited with an investment return based on the director’s selection from the same menu of investment options available under our Retirement Savings Plan for Salaried Employees (excluding our common stock). Deferred fees in a director’s stock account are credited with stock units that each have a value on a given date equal to the fair market value of one share of our common stock on that date. All amounts deferred are payable when a director retires from the board. The following non-employee directors have deferred compensation under the plan as of December 31, 2008: Mr. Bolduc, 1,520 stock units; Mr. Browning, 7,599 stock units; Mr. Ford, 8,473 stock units; Mr. Harnett, $94,664 and 6,483 stock units, and Mr. Hauser, $70,981 and 1,259 stock units.

The following table presents the compensation we paid to our non-employee directors for their service in 2008.

2008 Non-Employee Director Compensation

	Fees Earned
	or Paid
	in Cash	Stock Awards	Total
Name	($) (1)	($) (2)	($)
(a)	(b)	(c)	(h)

J.P. Bolduc	75,000	75,000	150,000
Peter C. Browning	106,000	75,000	181,000
Don DeFosset	37,500	30,000	67,500
Joe T. Ford	75,000	75,000	150,000
Gordon D. Harnett	83,000	75,000	158,000
David L. Hauser	75,000	75,000	150,000
William R. Holland	286,000	75,000	361,000
Wilbur J. Prezzano, Jr.	75,000	75,000	150,000

(1)	Fees paid to Messrs. Browning and Holland include a $25,000 special fee paid in recognition of their service leading the search process to identify a chief executive officer to succeed Mr. Schaub.

(2)	On February 12, 2008, each non-employee member of the board, other than Mr. DeFosset, received a grant of 2,446 phantom shares, based on the average of the high and low sales prices of our common stock on the preceding date, which was $30.66 per share. Of these awards, 815 phantom shares are to be settled in shares of common stock and 1,631 phantom shares are to be settled in cash. Mr. DeFosset, who joined the board on June 11, 2008, received a grant of 773 phantom shares on July 8, 2008 (the first meeting of the board of directors following his appointment to the board) based on the average of the high and low sales prices of our common stock on the preceding date, which was $38.83 per share. As of December 31, 2008, the non-employee directors held the following numbers of phantom shares:

Number of
Director	Phantom Shares

J.P. Bolduc	16,348
Peter C. Browning	16,348
Don DeFosset	773
Joe T. Ford	16,348
Gordon D. Harnett	16,348
David L. Hauser	3,341
William R. Holland	16,348
Wilbur J. Prezzano, Jr.	4,312

Directors who participate in our Deferred Compensation Plan for Non-Employee Directors direct the investment of all funds they defer into the plan. The investment options are the same ones available under our tax-qualified Retirement Savings Plan for Salaried Employees. Accordingly, no director earns interest on his deferrals at an above-market rate.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the quality and integrity of our financial reporting processes and our systems of internal accounting controls. Management is responsible for preparing our financial statements and for establishing and maintaining adequate internal control over financial reporting. The external auditors are responsible for performing an independent audit of those financial statements and an independent audit of the effectiveness of our internal control over financial reporting.

The Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP (PwC), our external auditors for 2008, regarding our audited 2008 consolidated financial statements and our internal control over financial reporting. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and that our internal control over financial reporting was effective as of December 31, 2008. The Audit Committee has reviewed and discussed the consolidated financial statements and our system of internal control over financial reporting with management and PwC.

The Audit Committee also has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), as amended. In addition, the Audit Committee has received the written disclosures and the letter from PwC relating to the independence of that firm that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PwC that firm’s independence from us.

The Audit Committee has further discussed with our internal auditors and PwC the overall scope and plans for their respective 2008 audits. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

In reliance upon the Audit Committee’s discussions with management and PwC and the Audit Committee’s review of the representation of management and the report of PwC to the Audit Committee, the Audit Committee recommended that the board of directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 to be filed with the SEC.

Audit and Risk Management Committee

J.P. Bolduc
Peter C. Browning
Don DeFosset
Joe T. Ford
Gordon D. Harnett
David L. Hauser
William R. Holland
Wilbur J. Prezzano, Jr.

February 10, 2009

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation and Human Resources Committee is responsible for developing and overseeing the implementation of our compensation philosophy and strategy. The committee assists the board of directors by exercising oversight concerning the appropriateness and cost of our compensation and benefit programs, particularly for the CEO and the other senior executives.

The section entitled “Compensation Discussion and Analysis” explains the material elements of our compensation program and provides an analysis of the material factors underlying the committee’s compensation policies and decisions. The committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2008.

Compensation and Human Resources Committee

J.P. Bolduc
Peter C. Browning
Don DeFosset
Joe T. Ford
Gordon D. Harnett
David L. Hauser
William R. Holland
Wilbur J. Prezzano, Jr.

February 10, 2009

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this Compensation Discussion and Analysis section, we describe our objectives, policies and practices for paying our executive officers the compensation reported below, focusing on how and why we arrived at those objectives and policies and our specific executive compensation decisions. We first discuss how we set compensation, including our specific compensation practices and what we look at in making our compensation decisions. We then analyze why we pay each element of compensation, focusing first on in-service compensation and then addressing compensation to be paid following retirement or other termination of employment.

In this Compensation Discussion and Analysis section we refer to compensation programs and arrangements that we describe in more detail in the pages following this section, which include several tables presenting specific compensation data. We have not repeated the details of those programs here and urge you to review those sections of this proxy statement for a more complete description of those programs and arrangements.

In addition, this Compensation Discussion and Analysis discusses these matters as they apply to compensation paid to executive officers for 2008. During 2008, Stephen E. Macadam succeeded Ernest F. Schaub as our Chief Executive Officer and President when Mr. Schaub retired from those positions in April 2008. Mr. Macadam served as the Chief Executive Officer of BlueLinx Holdings Inc. prior to our recruiting him to succeed Mr. Schaub. Because Mr. Schaub and Mr. Macadam each served as our Chief Executive Officer in 2008, the compensation tables following this section include information for both of them, and include compensation paid to Mr. Schaub as he continued to be employed by us following the relinquishment of his responsibilities as Chief Executive Officer and President to facilitate the transition of those responsibilities to Mr. Macadam. Mr. Schaub retired from our company in all capacities in December 2008.

At our inception in 2002 as a new public company being spun-off by Goodrich Corporation, our future was uncertain. At that time, the objective of our executive compensation program was to attract personnel with proven experience in managing industrial manufacturing companies and the skill sets to foster our success as a standalone entity. To achieve this objective, we believed a competitive compensation package was paramount. Accordingly, we tailored our compensation program to be comparable to the compensation program at Goodrich Corporation, which was not only our former corporate parent but also the prior employer of a number of our executive officers.

A primary objective of our executive compensation program now is to retain these officers, and to be in a position to replace them with other high-caliber individuals should that need arise. A competitive pay package is vitally important to meet this objective, and, accordingly, in our annual compensation process we set the targeted level of each component of in-service compensation for our executive officers at or near the market median. Our recruitment of Mr. Macadam and the determination of his compensation arrangements occurred separate from our annual executive compensation process and the terms of his compensation reflect the need to provide significant financial incentives for him to leave his former employer and join our company and the advice of the committee’s executive compensation consultant. As a result, Mr. Macadam’s total compensation is above our goal of targeting total compensation at market median. The terms of Mr. Macadam’s compensation arrangements are included in an employment agreement we entered into with him shortly before he joined us.

A concurrent objective of our executive compensation program is to contribute to our continued success as a company. We seek to accomplish this objective through our incentive plans, by rewarding performance that enhances shareholder value and furthers our strategic and financial objectives. We use both annual and three-year plans to provide incentives for both short-term and long-term performance. We use our annual budget and strategic plans to set incentive target levels, taking into account anticipated sales and income growth. If our performance exceeds these targets, our executive officers earn incentive awards above the market median.

In 2008, we also made one-time equity awards in connection with our CEO succession. We awarded Mr. Macadam stock options and restricted shares of our common stock. These awards were intended in part to replace equity awards granted to Mr. Macadam by his former employer that he forfeited by leaving that firm and in amounts the committee believed necessary to recruit him to join our company. In addition, prior to our selection of Mr. Macadam to succeed Mr. Schaub, we made one-time awards of restricted shares of our common stock to our executives who report directly to the CEO to provide a meaningful incentive for the executive officers to continue as members of the senior management team during the CEO transition and thereafter.

In the six years since our spin-off from Goodrich, our operating performance has increased significantly, with total segment profit, which is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segments, having increased 138%, from $75.3 million for 2002 to $179.3 million for 2008. As a result of our strong performance over this period, our executive officers have been compensated above median levels. Our compensation program has been instrumental in driving this performance. Simply stated, we have paid for and gotten outstanding results. Thus, while our executive officers have benefited from our compensation programs, we believe their performance has significantly benefited our shareholders.

Based on our performance relative to our annual incentive plans’ performance goals, the committee awarded the named executive officers the bonuses reported in column (g) (see footnote 4) of the summary compensation table that begins on page 32. These annual bonuses equaled 123% of each named executive officer’s target bonus. The company has also performed well relative to the goals established three years ago under our long-term incentive plan. Based on that performance, the committee awarded a cash LTIP payment equal to 134% of each executive officer’s target cash award and performance shares equal to 149% of each executive officer’s target share award.

Compensation Practices

All of our non-management directors sit on our Compensation and Human Resources Committee. The committee’s primary function, as delegated to it by our board, involves oversight concerning the appropriateness and cost of our compensation programs, particularly the program for executive officers. The committee also approves all change in control agreements, the officers’ participation in all benefit and retirement plans and all material changes to these plans. The following discusses our general practices with respect to evaluating and awarding executive compensation and the practices we followed in negotiating the compensation terms for Mr. Macadam in connection with our recruitment of him.

The Role of the Executive Officers

It is the committee’s practice to request and consider proposals by the CEO as to the appropriate levels of salary and incentive award opportunities for all executive officers other than the CEO. It then approves these compensation elements as proposed or, in its discretion, revises them. For 2008, these proposals were made by Mr. Schaub, who was our CEO at the time these levels and opportunities were set by the committee. In reviewing the compensation of the CEO and the other executive officers, the committee is advised by its outside compensation consultant and our human resources staff. Our CEO does not recommend any of his compensation, including target bonus or incentive award levels, to the committee. The committee establishes the CEO’s compensation independently of that of the other executive officers, so that an increase in the compensation of those officers, as proposed by the CEO, does not form the basis for a corresponding increase in the CEO’s compensation.

To set performance measures and levels for our annual and long-term incentive plans, our executive officers review the budgets for each of our operating units, key economic indicators affecting our businesses, historical performance, recent trends, and our strategic plans. Our executive team proposes performance measures that it believes to be most important and meaningful to the achievement of our strategic goals. The executive team also proposes what it believes to be the appropriate weighting to give to each factor in the calculation of the overall incentive awards, and minimum, target and maximum payout levels appropriate for each of the performance measures we choose.

At its December meeting each year, the committee reviews the proposed performance measures and weightings and approves them, either as recommended or with revisions the committee suggests. In addition, the committee previews preliminary minimum, target and maximum payout levels for each performance measure at the December meeting. The committee and its consultant provide the executive officers with feedback on the preliminary payout levels, and the executive team then reviews the committee’s recommendations in conjunction with year-end financial results, revised budgets and economic forecasts. Management makes its final recommendations at the committee’s February meeting, at which time the committee independently reviews management’s recommendations, and makes the final determination of what performance measures, weightings and payout levels will be used for each incentive award.

The committee often directs members of management to work with our executive compensation consultant to provide information and otherwise help with the consultant’s analyses. However, the committee does not delegate any of its decision making authority to executive officers or other members of management.

The Role of the Executive Compensation Consultant

The committee directly engages our executive compensation consultant, and it engaged Pearl Meyer & Partners to assist it with compensation planning for 2008. The committee’s charter gives it express authority over the engagement of executive compensation consultants, as well as the ability to engage other advisors as it sees fit.

The executive compensation consultant reports directly to the committee on all work assignments from the committee. In addition, the committee chair engages in a direct dialogue with the members of the consulting firm’s team who perform work on our executive compensation program.

Pearl Meyer’s work for the committee on executive compensation for 2008 included:

•	analyzing the competitiveness of our executive and director compensation programs in 2007;

•	providing information about market trends in executive and director pay practices;

•	advising on compensation program design and structure, including potential performance measures for our annual management bonus plans and long-term incentive plan, or LTIP;

•	reviewing the relationship between executive compensation and company performance;

•	reviewing director compensation;

•	advising the committee regarding the proposed terms of Mr. Macadam’s initial compensation arrangement; and

•	assisting in the preparation of our proxy statement.

At the committee’s request, Pearl Meyer does not provide services to our company other than the assistance it provides to the committee.

Determination of Employment Terms of Mr. Macadam

The terms and levels of Mr. Macadam’s 2008 compensation were set through negotiation between Mr. Macadam and the committee coincident with the company’s recruitment of Mr. Macadam. Primary responsibility for discussing these terms with Mr. Macadam was delegated by the committee to two of its members, the Chairman of the Board and the Chairman of the committee, though all aspects of Mr. Macadam’s compensation arrangements were reviewed and approved by the committee. Throughout this process, the committee was advised by its executive compensation consultant with respect to the level and structure of Mr. Macadam’s compensation. Where possible, the committee sought to structure elements of compensation to fit within the company’s existing framework for executive compensation. To attract Mr. Macadam to join the company, we had to provide certain elements of initial compensation that are outside the company’s typical executive compensation structure and were the product of negotiation with Mr. Macadam. These elements included a cash signing bonus, one-time awards of stock options and shares of restricted stock, guarantees of a portion of initial variable compensation and perquisites in connection with his extended commuting period from his home in Atlanta to our headquarters in Charlotte.

Mr. Macadam’s target total compensation is between the median and 75th percentile of the peer group market data (discussed below). When the additional compensation provided to attract Mr. Macadam to the company is added, Mr. Macadam’s compensation exceeds the 75th percentile. In assessing the reasonableness of this additional compensation, the committee reviewed compensation paid by other companies to new externally hired CEOs.

Compensation Program Design and Tools

The committee has used a number of tools and considered the regulatory environment in designing our executive compensation program, including corporate policies regarding executive compensation, studies of internal pay fairness, external market studies, “tally sheets,” long-term compensation histories and tax and accounting rules.

Policies Regarding Executive Compensation

In general, the committee sets targeted in-service compensation for our executive officers at or near the market median. This policy covers base salaries as well as the incentive awards that officers will receive if we meet annual or three-year business goals. Under this policy, if our performance exceeds our goals, our executive officers earn incentive awards above the median. When this happens, of course, their total compensation exceeds the median. On the other hand, if we were to fail to meet our annual and three-year business goals, executive compensation levels would fall below the market median.

In 2008, we made exceptions to our policy of targeting in-service compensation at or near the market median. The committee had been advised by its executive compensation consultant that targeting the market median for external hires may prove difficult and that a deviation from our historical practices may be required to successfully recruit an external successor as CEO. In addition, the committee increased Mr. Schaub’s salary and annual incentive award for 2008 to a level approaching the 75th percentile of CEOs within the survey and peer groups in recognition of his high-level of experience, of his consistent excellent performance reviews during his tenure, of his pending retirement and of the fact that his salary and annual incentive award opportunities had been set at or very near the market median throughout his tenure. The committee’s decision in setting Mr. Schaub’s salary was also informed by the salary level necessary to attract his successor.

The committee also has a policy of making variable compensation a significant component of each executive officer’s total compensation. The term “variable compensation” refers to amounts that vary in amount depending on performance — poor performance leads to little or no awards while superior performance leads to superior awards. The more responsibility an executive has, the higher is his variable compensation as a percentage of his total compensation. Correspondingly, with more responsibility comes a lower percentage of fixed compensation that the executive is more or less guaranteed to earn for doing his job. The following chart is intended to reflect the relationship at target levels for different members of current senior management of direct compensation for 2008 that is fixed (i.e., base salary) versus variable (i.e., target annual bonus and LTIP which are each based on target performance levels). The committee generally believes “target” performance levels should be ones that represent significant performance improvements, and that the company will not easily achieve. The following chart omits the value of one-time inducement awards of restricted shares of common stock and stock options to Mr. Macadam and one-time CEO succession awards of restricted shares of common stock made to our executives who report directly to the CEO, including Messrs. Dries, Magee and Childress. These awards are described below in “Compensation Analysis — In-Service Compensation — Long-Term Incentives — CEO Succession Equity Awards.”

(1)	In light of various inducement awards and other one-time compensation elements granted to Mr. Macadam in 2008 in connection with his joining us as our CEO, the foregoing table presents his direct compensation on a pro forma basis based on the ongoing direct compensation required under his employment agreement of an annual base salary of $825,000, an annual incentive award at target levels equal to 100% of his annual base salary and an LTIP award with a value at target levels of $1,400,000. His actual direct compensation for 2008 with awards at target levels, which included a signing bonus and one-time guarantees of a portion of the amounts to be paid under his LTIP replacement awards, was approximately 56% fixed compensation and 44% variable compensation.

The policy of making variable compensation a significant portion of our executive officers’ total compensation helps us implement a culture in which the officers know that their pay, to a large extent, depends on the company’s performance.

The committee has policies aimed at more closely aligning management’s interests with those of our shareholders. One such policy is to systematically include some form of equity grant, or potential equity grant, as part of our executive compensation program. If our officers own shares of our common stock with values that are significant to them, we believe they will be more likely to act to maximize longer-term shareholder value instead of short-term gain. Executive officers currently have the opportunity to earn performance shares for each three-year cycle under our LTIP.

Stock Ownership Policy

In July 2008, we adopted resolutions to formalize our stock ownership guidelines as requirements applicable to each of our executive officers. Our stock ownership policy requires that each executive officer hold shares of our common stock with a market value at least equal to a specified multiple of his base salary. The multiple of salary rises with one’s job responsibility. The minimum ownership level for our CEO is three times his base salary, and the minimum levels for the other executive officers range from 0.75 times to 1.5 times salary. Consistent with this policy, the committee has believed it appropriate to provide officers with an opportunity to earn shares as part of the long-term incentive award. An executive officer has five years after becoming an executive officer to achieve the minimum required stock ownership level. Thereafter, if the executive officers fails to maintain the required level of ownership, the executive officer is required to retain 50% of any shares received under any company equity award plan until he or she satisfies the requirement. Restricted shares of our common stock are counted toward the minimum ownership level only after the restrictions lapse. We examine compliance with this policy at our board of directors meeting held in February of each year. As of February 11, 2009, the date of our February 2009 board of directors meeting, all of our named executive officers held at least the minimum number of shares except Mr. Macadam, who joined our company in April 2008, and Mr. Childress, who joined the company in December 2005.

Market Competitiveness Analyses

Each year the committee asks our executive compensation consultant to compare our incumbent named executive officers’ salaries, target annual bonuses and target long-term incentive awards to those granted to officers in the same positions at other similarly sized diversified manufacturing companies. The goal of these studies is to determine whether our pay levels for these compensation elements is competitive. For the study used to make compensation decisions in 2008, Pearl Meyer used 2006 data (the most recent data then available) from a broad survey group and for a peer group consisting of the following manufacturing companies ranging in revenues from approximately half to approximately two and one-half times our annual revenues, with eight of the 15 companies having 2006 revenues greater than the company’s:

• Actuant Corporation	• Barnes Group, Inc.	• Circor International, Inc.
• Clarcor, Inc.	• Crane Co.	• Donaldson Company, Inc.
• Gardner Denver, Inc.	• Graco Inc.	• IDEX Corporation
• Kaydon Corporation	• Nordson Corporation	• Regal Beloit Corporation
• Robbins & Myers, Inc.	• Roper Industries, Inc.	• Woodward Governor Company

The peer group selected by Pearl Meyer after consultation with our executive officers and approved by the chairman of the committee is broader than the peer group we use in preparing our five-year performance chart included in our annual report because not all of the companies in our performance-chart peer group report compensation of officers in comparable positions as our executive officers, and by limiting a comparison to those peers we would not have a statistically valid sample group for compensation comparisons for those officers. In addition, we believe that for executive compensation purposes, the relative size and complexity of a company, not the specific category of products manufactured, is more important for compensation comparisons, so this broader group of industrial manufacturers is appropriate for this purpose.

Pearl Meyer compared 2006 data among us and the members of the peer group, calculating our percentile rank on each of the following measures versus the group: sales growth, operating income growth, growth in net income, growth in free cash flow, return on capital, segment profit and three-year total shareholder return. Other than three-year total shareholder return and segment profit margin, which were better than the median, our performance on these measures was at or below the median for the peer group. Pearl Meyer indicated that the performance comparison based on growth measures was skewed since it had not adjusted for growth achieved by a number of peer companies as a result of acquisitions and the company had not meaningfully grown by acquisition during the measurement period. Pearl Meyer concluded that, based on its analysis of this data, the compensation levels paid by the company to its executive officers is consistent with its compensation philosophy.

The consultant also analyzed the three specific compensation elements we awarded each of our named executive officers for 2007 (base salary, annual bonus and long-term incentive opportunity) as compared to those awarded to executive officers with similar responsibilities of each member of the peer group and the broader survey group. Based on that analysis and the comparisons to the relevant medians of the peer group and survey group, Pearl Meyer advised the committee with respect to each of these named executive officers regarding adjustments to base salary, annual incentive award and long-term incentive award.

Tally Sheets

At its February 2008 meeting, the committee reviewed and discussed a “tally sheet” for each of our then executive officers that summarized total compensation for each officer. With the aid of these tally sheets, the committee considered each element of each executive officer’s compensation, as well as compensation totals and potential wealth accumulation from vested equity grants, before setting salaries and target bonuses and long-term incentive awards for 2008.

Five-Year Compensation History

At its December 2008 and February 2009 meetings, prior to approving payment on annual incentive and LTIP awards for 2008, the committee reviewed and discussed with the compensation consultant five-year comprehensive compensation data for our executive officers as well as comparative survey compensation data. The committee analyzed this data to confirm whether compensation paid over that longer term was consistent with our objectives and policies or whether current period adjustments to compensation should be made. The committee determined that compensation paid over this longer term is appropriate given our strong financial performance during this period. At the December 2008 meeting, management advised the committee that it implemented a general salary freeze for 2009, including salaries for the executive officers named in the summary compensation table. The committee considered this data in setting base salaries and establishing incentive compensation awards for 2009.

Evaluation of Incentives for Excessive Risk

In establishing the structure and levels of executive compensation, the committee has been mindful of the potential incentives for risk taking by management to achieve incentives. The committee has sought to balance fixed and variable compensation, short-term and long-term compensation, the performance metrics used in determining incentive compensation and the level of in-service and post-retirement benefits to mitigate against unnecessary or excessive risk taking. At its February 2009 meeting, the committee specifically evaluated whether the company’s compensation structure and practices establish incentives for unnecessary or excessive risk taking by management. The committee concluded that the company’s compensation structure and practices do not establish incentives for unnecessary or excessive risk taking by management.

Impact of Tax and Accounting Rules

Regulatory considerations often affect the design of our executive compensation program. The primary example is the limit under Section 162(m) of the federal tax code on the deductibility of compensation in excess of $1 million granted to top officers. There is an exception to the $1 million compensation ceiling for performance-based compensation that is granted in compliance with specified rules. While the committee intends for all compensation to be tax deductible, there may be instances where potentially non-deductible compensation is provided to reward executives consistent with our compensation philosophy for each compensation element. For example, in structuring compensation arrangements for Mr. Macadam, the substitute LTIP awards we made for the three-year cycles ending December 31, 2008 and 2009 would not qualify for the performance-based exception under Section 162(m) because Mr. Macadam’s employment had commenced too far into these cycles. While Mr. Macadam wished, and we agreed, that a certain portion of his initial variable compensation be guaranteed at a minimum level, we negotiated that the guarantee apply to these substitute LTIP awards, rather than Mr. Macadam’s 2008 annual incentive award which we believe does qualify for the performance-based exception to Section 162(m).

Compensation Analysis

We view our compensation program in two discrete categories — in-service compensation paid to our officers while they remain employed by our company and post-termination compensation to be received by our officers after they have retired or their employment is otherwise terminated. In making decisions regarding the amount of in-service compensation to be paid to the executive officers, the committee analyzes each component and the total amount of in-service compensation against benchmarks and survey data. The amount that executive officers may receive as retirement and other post-employment compensation is also considered. The committee uses tally sheets to confirm that the overall compensation package is reasonable.

The following section discusses and analyzes each element of our executive compensation program.

In-Service Compensation

Fixed Compensation

We pay each of our executive officers a base salary to give them a relatively secure baseline level of compensation. At its February 2008 meeting, the committee sought to set each executive officer’s base salary at or near the market median. The committee adjusted the base salaries of the named executive officers, other than Mr. Schaub, in a range from 0 percent to 2.9 percent, to place the base salaries near the median peer group and survey results based on an analysis prepared by Pearl Meyer. As described above, the committee made an exception from this policy in establishing Mr. Schaub’s salary for 2008, as his salary was increased by 6.9 percent.

Mr. Macadam’s fixed compensation for 2008 was established in negotiations with him in connection with his recruitment. As we anticipated based on the advice of our executive compensation consultant, in hiring an external candidate to succeed as CEO we were unable to adhere to our philosophy of targeting base salary at or near the market median. Mr. Macadam’s fixed compensation for 2008 included compensation paid at an annual rate of $825,000, a signing bonus of $426,000 and a guarantee of $334,671 of his substitute LTIP payment for 2008.

Annual Bonus Opportunity

Payment of annual bonuses to our executive officers depends entirely on our corporate performance. The committee provides them with a bonus opportunity each year so that they will have a personal financial incentive to help us reach annual business goals. Annual bonus awards for Mr. Macadam, Mr. Schaub, Mr. Dries and Mr. Magee are made under our senior executive bonus plan, which our shareholders approved in 2007. Bonus awards for Mr. Childress and Mr. Pomeroy are made under a similar plan for other members of management. We refer to these plans as the annual performance plans or annual plans.

For 2008, 40% of the annual performance plan bonus opportunity for all executive officers was tied to a goal for adjusted net income, 30% was tied to a goal for free cash flow before asbestos and taxes and the remaining 30% to a sales growth goal. The committee set the performance goals and the corresponding bonus opportunities for officers after taking into account management’s recommendation. It chose adjusted net income, free cash flow before asbestos and taxes and sales growth as the criteria because all three were central to our 2008 business plan. These measures were also applied by the committee in establishing the prior year’s annual bonus opportunity.

Adjusted net income is and has been important because net income figures demonstrate the quality of our earnings as well as our profitability. The committee adjusts this measure to eliminate the impact of asbestos expense and other items because it believes that those adjustments result in a more accurate measure of the operating performance of our businesses. Free cash flow before asbestos historically has been important for the company, and remains important, as an indicator that we can cover our asbestos and other liabilities, reinvest appropriately in our businesses, and still produce significant additional free cash flow. This metric is adjusted to eliminate the impact of taxes, because the committee concluded that tax rates are largely beyond the control of management, and other unusual items (but not including restructuring charges). The committee selected this metric because it believes it is a more direct measure of operating performance. The committee selected sales growth as a performance metric because we wish to emphasize achieving significant profitable growth. The sales growth metric selected by the committee eliminates the impact of fluctuations in foreign currency exchange rates, which is beyond management’s control, and of significant acquisitions and dispositions. The committee also chose these three criteria because it believed our executive officers could significantly affect our annual performance in these areas.

The 2008 goals that corresponded to the minimum, target and maximum bonus payout levels are set out in the following table:

	Minimum	Target	Maximum
	(in millions)

Adjusted Net Income(1)	$84.2	$87.3	$91.3
Free Cash Flow Before Asbestos and Taxes(1)	$120.0	$131.6	$143.5
Sales Growth(1)	$62.3	$87.6	$128.7

(1)	Adjusted net income, free cash flow before asbestos and taxes, and sales growth are not financial measures under GAAP. Adjusted net income is the same as net income, as determined under GAAP, with the after-tax impact of asbestos-related expenses, performance and phantom shares, and any non-operating gains and losses all added back. Free cash flow before asbestos and taxes is equal to net cash provided by operating activities minus capital expenditures with the impact of asbestos-related expenses and taxes added back. Sales growth is a comparison of our revenues, adjusted to eliminate the impact of foreign currency translation and significant acquisitions and dispositions.

Our executive officers’ annual performance plan bonus opportunities ranged from 40% to 100% of their actual 2008 base salaries. The target bonuses, as percentages of base salary, for the named executive officers were as follows:

Target Bonus, as
Percentage of Salary

Macadam	100
Schaub	85
Dries	60
Magee	55
Childress	50
Pomeroy	40

Each executive officer’s minimum bonus was one half of his target bonus, his maximum bonus was twice the target amount and performance between any of the established goals yielded a proportional award. Each of Mr. Macadam’s and Mr. Schaub’s actual bonus amount was pro rated for the number of days during 2008 that he was employed by the company.

The committee set the target award levels for our named executive officers, other than Mr. Macadam, based on the results of the Pearl Meyer market studies and management recommendations. It set each named executive officer’s target award at or near the median for his position in the market study. The committee based the minimum and maximum award levels on information from Pearl Meyer about prevailing market practices in setting the range of annual bonus opportunity around an established target.

Under the terms of the senior executive annual performance plan, which governs the bonus to all of our named executive officers except Mr. Childress and Mr. Pomeroy, the committee can use negative discretion to reduce the size of a bonus award but cannot use discretion to increase any bonus. The management bonus plan under which we awarded Mr. Childress’s and Mr. Pomeroy’s bonuses permits both positive and negative discretionary changes by the CEO.

Long-Term Incentives

LTIP.  Each year the committee grants long-term incentive performance awards, in overlapping three-year cycles, to our executive officers to provide them with personal financial motivation to help us reach our longer-term goals. In addition to providing the officers with a long-term stake in our success, we believe these awards serve as a significant retention tool to dissuade them from leaving the company. In view of our higher ratio of the amount of equity awards outstanding to the total number of outstanding shares as compared to peer companies, the committee believes that use of these long-term performance incentive awards are preferable to options or other equity based awards that may further increase this dilution ratio relative to our peers.

The committee makes these awards under our long-term incentive plan, or LTIP, which our shareholders most recently approved in 2007. The committee established the performance goals and corresponding potential award levels for the 2008-2010 LTIP cycle at its February 2008 meeting. For this cycle, as for the previous three, the committee determined that half of the target award to each executive would consist of performance shares and half of cash. The committee believes that both types of awards align officers’ long-term interests with those of our shareholders, and that the specific target mix of one-half cash, one-half shares is appropriate to increase management’s ownership stake in our company.

The performance factors and weightings for the awards are as follows:

EBITDA before asbestos	40%
Adjusted earnings per share	40%
Net cash outflow for asbestos	20%

The 2008 — 2010 goals that corresponded to the minimum, target and maximum payout levels are set out in the following table:

	Minimum	Target	Maximum
	(in millions)

EBITDA Before Asbestos	$560.00	$604.00	$638.00
Adjusted Earnings Per Share	$11.83	$12.64	$13.22
Net Cash Outflow for Asbestos	$118.00	$105.00	$94.00

(1)	EBITDA before asbestos and adjusted earnings per share are not financial measures under GAAP. EBITDA before asbestos is earnings before interest, taxes, depreciation, amortization and asbestos expenses. Adjusted earnings per share is earnings per share adjusted to exclude the after-tax impact of asbestos related expenses and other selected items.

The committee chose these criteria because of their importance to our long-term performance and because it believes our executive officers can significantly affect our performance in these areas over the three-year period. Moreover, the committee selected EBITDA before asbestos and adjusted earnings per share because it believes that these are the most important metrics to our investors in evaluating the company’s performance. Because asbestos liabilities have continued to require significant cash outflows, we also have a goal for net cash flow for asbestos, though with a reduced weighting compared to the other metrics. The committee simplified the LTIP awards for 2008 by using the same metrics and weighting for both the cash and share portions of the awards.

Each executive officer’s minimum award is one-half of his target award, and his maximum cash award is twice the target amount. Actual performance that falls between the maximum and minimum established goals will yield a proportional award.

The committee set the target compensation levels for LTIP awards for each executive officer based on the results of the Pearl Meyer market studies. The target awards were set at or near the median study results. The committee based the minimum and maximum award levels on information from Pearl Meyer about prevailing market practices in setting the range of long-term incentive opportunity around an established target.

Once the company’s performance results are determined at the end of the award cycle, the committee cannot use discretion to increase the size of any LTIP award. However, it can use negative discretion to reduce the award that would otherwise be payable to any of the executive officers.

Mr. Macadam was not eligible to receive an LTIP award under our plan for the 2008-2010 LTIP cycle. We agreed that he would be eligible to receive a two-year cycle award for 2009-2010 to be made after January 1, 2009. This two-year-cycle award is in addition to any three-year award made to executive officers generally in 2009.

CEO Succession Equity Awards.  In 2008, in connection with the CEO succession, we made a number of one-time equity awards. Pursuant to his employment agreement, we awarded Mr. Macadam stock options with respect to 100,000 shares, exercisable at the then fair market value, which options will vest in annual increments of 33.33% on each of the first three anniversaries of the date of his employment. In addition, we also granted him an inducement award of 53,500 shares of restricted stock which vest in annual increments of 33.33% beginning with the third anniversary of the commencement of his employment. These awards were intended in part to replace equity awards granted to Mr. Macadam by his former employer that he forfeited by leaving that firm and in amounts the committee believed necessary to recruit him to join our company. In addition, the delayed vesting period for the shares of restricted stock are also intended to provide an initial incentive for Mr. Macadam to remain with the company for the six years before those shares are fully vested.

Prior to our selection of Mr. Macadam to succeed Mr. Schaub as CEO, we made one-time awards of restricted shares of our common stock to our executives who report directly to the CEO, including Messrs. Dries, Magee and

Childress. These awards vest over three years from the date of the award. The face value of each award was approximately equal to one times the executive’s base salary in 2007 and the awards were granted to provide a meaningful incentive for the executive officers to continue as members of the senior management team during the CEO transition and thereafter.

Perquisites

Since February 2006, we have provided only minimal perks, which include an umbrella liability policy, to our executive officers.

In connection with his joining the company and moving to Charlotte, and in recognition of bona fide reasons for Mr. Macadam to continue a family residence in Atlanta for an interim period, we agreed that for a transition period to last until no later than June 1, 2010 we would reimburse him for his expenses in commuting between his residence in Atlanta and our headquarters in Charlotte, including the cost of maintaining an apartment in Charlotte, evening meal costs and transportation costs. In addition, we agreed to make additional payments to indemnify him on a net-after-tax basis for any income tax associated with those reimbursement payments. We also agreed to reimburse his legal costs in negotiating his employment agreement up to $12,500. Mr. Macadam will also be eligible for reimbursement of qualifying expenses under our relocation policy once he permanently relocates to Charlotte.

Other In-Service Benefits

Our executive officers also receive the following benefits, which we provide to all salaried employees as compensation for their services to us:

•	group health, dental and life insurance, part of the cost of which we pay;

•	optional term life, accidental death and disability insurance and long-term disability insurance, the cost of which the employee pays; and

•	travel and accident insurance, for which we pay.

We provide these insurance benefits because we believe at a company of our size they are a standard part of the compensation package available to salaried employees.

Retirement and Other Post-Termination Compensation

401(k) Plan

We sponsor two broad-based 401(k) plans, one for salaried employees and one for non-salaried employees. We offer these plans to help employees save for retirement. Each of our executive officers participates in the plan for salaried employees. Under this plan, each participant can defer into his 401(k) plan account a portion of his plan-eligible compensation (generally, base salary and annual bonuses), up to the annual limit set by the IRS and can then direct how his account will be invested. We match each participant’s deferrals under this plan, other than catch-up contributions, on a monthly basis at a rate of 100% up to the first 6% of compensation contributed by the participant. Our matching contributions are fully vested.

Deferred Compensation Plan

We provide a non-qualified, deferred compensation plan for our executive officers to permit them to save for retirement on a tax-deferred basis beyond what the 401(k) plan permits, because of either federal tax code limits or the design of the 401(k) plan. In addition, the plan makes up for matching contributions that cannot be made to the 401(k) plan because of federal tax code limits. The committee believes this type of additional deferral and matching opportunity is part of a competitive compensation package for public company executive officers.

This plan is unsecured, and the officers’ plan accounts would be available to satisfy our creditors in the event of our insolvency. This means that the officers have voluntarily placed at risk all funds they have deferred under the plan.

Pension and Defined Benefit Restoration Plans

Our named executive officers, other than Mr. Macadam, like many of our salaried employees, participate in a defined benefit pension plan that will give them a retirement benefit based on their years of service with the company and their final average compensation (salary plus annual bonus). This pension plan was closed to new participants in 2006. For salaried employees who do not participate in this pension plan, we make a contribution equal to 2% of compensation each payroll period to our 401(k) plan instead. In the case of Mr. Pomeroy, he receives the additional 401(k) benefit in lieu of accruing any additional pension benefits and in the case of Mr. Macadam, he receives the additional 401(k) benefit because he is not a participant in the pension plan.

In addition, we provide certain of our named executive officers and others with a defined benefit restoration plan to give them the benefits they would have under our pension plan were it not for limitations under the pension plan. The federal tax code places caps on the amount of annual compensation that the pension plan can take into account and on the amount of annual benefits that the pension plan can provide. We are required to include these caps in our pension plan in order to maintain its tax-qualified status. In addition, the pension plan does not take into account amounts that an individual defers under our non-qualified deferred compensation plan.

Despite these limitations, we would like our executive officers to receive a retirement pension benefit that takes into account their full salaries and annual bonuses. Otherwise, in our view, their retirement pension will not accurately reflect their contributions and service to our company. Accordingly, we provide the restoration plan to make up what we see as a shortfall under the pension plan and view this as an important part of a competitive executive compensation package.

SERP

Our initial top five executive officers — which included Messrs. Schaub, Dries and Magee — all participated in supplemental executive retirement plans (SERPs) at their prior employers. We believe a SERP was an important tool in recruiting these officers to join our company in connection from our spin-off from Goodrich Corporation. No other executive officers participate in the SERP.

We modeled our SERP after the plan provided by our former shareholder, Goodrich Corporation, which was also Mr. Schaub’s prior employer. It pays an additional retirement benefit equal to the combined benefit under our pension plan and restoration plan for the participant’s first 15 years of service. This benefit is based on the retiring executive’s base salary and annual bonus. LTIP payments and gains from equity grants do not factor into the benefit formula.

Supplemental Retirement and Death Benefits Agreements

At the time we established the SERP and the restoration plan in 2002, the committee intended to enter into split-dollar life insurance arrangements with each plan participant. It had two purposes for doing so. The first was to fund benefits under these plans in a manner with tax advantages for the participants. The second was to provide the officers with an appropriate level of death benefits as part of a competitive public company compensation package. However, shortly after we established the SERP and the restoration plan, new IRS regulations and the Sarbanes-Oxley Act made split-dollar arrangements unattractive for executive officers of public companies. As a result, the committee decided not to enter into the split-dollar insurance arrangements.

Instead, we purchased life insurance policies on the lives of the SERP participants. We own these policies and hold the right to receive any death benefits that are paid under them. The committee believes the policies provide a financially advantageous means for us to finance our obligations under the SERP and the restoration plan.

When we acquired these policies, we also entered into death benefits agreements with Mr. Schaub, Mr. Dries and Mr. Magee. The purpose of these agreements was to provide these individuals with competitive death benefits that would provide security for their beneficiaries. Under these agreements, we must pay a stated lump sum death benefit to each officer’s designated beneficiary if the executive dies while employed with us. The amount of each death benefit is based on the death benefit under the corresponding insurance policy we own on the officer’s life, but minus a cushion that allows us to recover the policy premiums we have paid. Working with an insurance consultant, the committee determined these amounts by projecting the retirement benefits each executive would accumulate if he worked with us until retirement. For the death benefits that would have been payable if the agreements had been triggered on December 31, 2008, see “Executive Compensation-Potential Payments Upon Termination or Change in Control-Death Benefits Agreements.” To avoid duplication, the agreements provide that these death benefits are in lieu of any death benefits otherwise payable under the restoration plan and the SERP.

In 2005, we entered into supplemental retirement and death benefits agreements with these same officers. Under these agreements, we agreed to pay each officer’s vested benefits accrued under the SERP and the restoration plan in annual lump sum payments, beginning in 2007 for Mr. Dries and Mr. Magee, and continuing each year thereafter through retirement. Mr. Schaub elected to defer all lump sum payments until his retirement in 2008, with payment to be made in 2009. We make these annual lump-sum payments by transferring to the executive ownership of a portion of the life insurance policy we own on the officer’s life. The portion transferred has a cash value equal to the lump sum value of SERP and restoration plan benefits being paid. The death benefit of the transferred policy also reduces the amount that might otherwise become payable under the officer’s death benefits agreement. To the extent any policy transfer would cause the recipient’s compensation to exceed $1 million for purposes of the federal tax deductibility limit, the portion of the transfer that would have exceeded the limit automatically will be delayed until a later year. We entered into these supplemental agreements in order to meet our obligations under the SERP, restoration plan and death benefits agreements in the most cost-effective manner.

These supplemental agreements also require us to make a tax gross-up payment each year to cover the officer’s income taxes resulting from the policy transfer. The committee decided to provide this tax gross-up for two reasons. First, without the tax gross-up the executive might have to cover income taxes from the policy cash value, reducing the policy’s death benefits. Second, the tax gross-up allows us to approximate the tax-advantaged outcome for the executive that we had originally intended to accomplish through split-dollar arrangements.

Change-In-Control Agreements

In a situation involving a change in control of our company, our executive officers would face a far greater risk of termination than the average salaried employee. To attract qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, and to provide them with an incentive to stay with us in the event of an actual or potential change in control, we have entered into a management continuity agreement with each of them. In addition, we view management continuity agreements for our executive officers as an important part of a competitive executive compensation package. In establishing the terms of these agreements, we looked at similar arrangements established by peer companies and by our former corporate parent. Our inclusion of particular terms in these agreements, including the applicable continuation period and provisions increasing the amount payable to account for excise taxes, reflected our subjective judgment regarding the terms offered in comparable agreements by peer companies and the desire to offer competitive arrangements.

Each of these continuity agreements provides for the individual to continue employment for a specified period after a change in control, with the same responsibilities and authorities and generally the same benefits and compensation as he had immediately prior to the change in control (including average annual increases). The length of the period was set based on the relative responsibilities of the executive officers. The period is three years for our CEO, CFO and General Counsel and ranges from one and a half to two years for the other executive officers. If during this continued employment period we or our successor were to terminate the individual’s employment for reasons other than “cause”, or the individual voluntarily terminated his employment for a “good reason” (in each case as defined in the agreements), he would be entitled to certain payments and other benefits.

Because the executive must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger” — the first trigger is the change in control, and the second trigger is the termination, either by the company other than for “cause” or by the executive for “good reason.” The requirement of the second trigger provides the incentive for the executive to stay with us in the event of a change in control. For more information about these payments and other benefits, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.” The committee has reviewed the amounts that are potentially payable under these agreements and believes that they are reasonable.

Severance Policy

We have written severance policies under which we provide severance benefits to all full-time employees at our corporate office, including our executive officers. Under these policies, an executive officer whom we terminate without cause is entitled to continue receiving his or her base salary for a specified period. The terminated officer is also entitled to receive a pro rata portion of the bonus payable for the year in which the officer is terminated, along with a pro rata payout of all LTIP awards based on the number of completed months in each performance cycle. The period was set based on the relative responsibilities of the executive officers. The period is 24 months for our CEO and 12 months for our other executive officers, which period was reduced in February 2008 from 18 months based on advice from the committee’s executive compensation consultant. An executive officer may not receive any payments under the severance policy if the executive officer is entitled to receive payments under the change-in-control continuity agreements described above.

We maintain this severance policy because we believe that such a policy is consistent with market compensation packages for executive officers and therefore is an important component of a competitive compensation package.

Changes for 2009 Compensation Program

Given the uncertain economy, we implemented a number of changes to our executive compensation programs for 2009. First, management recommended, and the Compensation and Human Resources Committee approved, that there would be no increase in base salary for our executive officers for 2009. In addition, recognizing the uncertainty of the economic environment in 2009 and beyond, the committee did not make any performance share awards under our LTIP for a 2009-2011 performance cycle. We intend to make awards of restricted stock to individuals who would otherwise have received performance share awards under our LTIP having a value approximately equal to the target value at which we would have set an award of performance shares. These awards of restricted shares would vest with respect to one-half of the shares three years after the date of grant and with respect to the remaining one-half, four years after the date of grant, in each case subject to the executive’s continued employment during that period The shares would vest earlier in the event of death, disability or retirement. Because our Amended and Restated 2002 Equity Compensation Plan includes limits on the types of awards that we may make under that plan, in addition to the overall cap on the number of shares that may be awarded under the plan, we will not make these awards of restricted stock unless the Amended and Restated 2002 Equity Compensation Plan is amended, as contemplated by the proposed amendments described elsewhere in this proxy statement, to eliminate this limit on aggregate restricted stock awards. Because the vesting of the shares of restricted stock will not be subject to the achievement of specified performance objectives, the restricted shares will not qualify for the performance-based exception to Section 162(m) of the tax code and accordingly the compensation expense related to such awards to our named executive officers will count toward the $1,000,000 limit on deductibility.

Conclusion

We have given careful thought to our executive compensation program, including each element of compensation for each executive officer for 2008. In our view, the program accomplishes our objectives for it. First, we consider the program as a whole to be competitive and believe that it has contributed to our strong retention level for executive officers over the past six years as well as our ability to recruit new executive officers as needed, though as described above we needed to establish levels higher than had been our custom in order to recruit Mr. Macadam. Second, we feel that the program provides appropriate incentives for the executive officers, based on the officers’ responsibility levels, our short- and longer-term business goals and their ability to contribute to achieving these goals. We believe that the program has contributed significantly to the superior returns our shareholders have received over the past six years. Finally, we believe that the company’s compensation structure and practices do not establish incentives for unnecessary or excessive risk taking by management.

Finally, based on those same factors, as well as our operating results, we have concluded that the amount of total compensation paid or awarded to each executive for 2008 was reasonable.

EXECUTIVE COMPENSATION

The following information relates to compensation paid or payable for 2008 to:

(1)	our CEO;

(2)	our CFO;

(3)	the three other most highly compensated of our executive officers who were serving as executive officers as of December 31, 2008; and

(4)	our former CEO (Mr. Schaub retired as CEO and President effective April 14, 2008).

We refer to these individuals as the “named executive officers.” We have also included information relating to compensation for 2006 and 2007 for the named executive officers who were also named executive officers in those years.

Summary Compensation Table

The following table sets forth for the named executive officers:

•	their names and positions held in 2008 (column (a));

•	year covered (column (b));

•	salaries (column (c));

•	other annual and long-term compensation (columns (d), (e), (f), (g) and (i));

•	the change for 2008 in the actuarial present value of their benefits under the defined benefit plans in which they participate (column (h)); and

•	their total compensation, which is the sum of the amounts in columns (c) through (i).

							Change in
						Non-Equity	Pension Value
				Stock	Stock	Incentive	and Nonqualified	All Other
Name and Principal				Awards	Options	Plan	Deferred Comp.	Comp.($)
Position	Year	Salary($)	Bonus($)(1)	($)(2)	($)(3)	Comp.($)(4)	Earnings($)(5)	(6)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Stephen E. Macadam(7)	2008	587,019	426,000	218,221	303,399	1,183,725	—	92,404	2,810,768
President and Chief Executive Officer
William Dries	2008	348,384	—	295,108	—	525,326	345,736	300,152	1,814,706
Senior Vice President	2007	340,769	20,000	302,735	—	524,760	360,417	305,026	1,853,707
and Chief Financial Officer	2006	328,615	—	272,923	—	553,632	353,875	33,781	1,542,826
Richard L. Magee	2008	313,000	—	253,359	—	446,414	176,425	130,459	1,319,657
Senior Vice President,	2007	310,039	65,000	255,954	—	447,591	154,709	250,880	1,484,173
General Counsel and Secretary	2006	298,615	—	239,289	—	469,833	81,557	29,542	1,118,836
J. Milton Childress II	2008	248,115	—	132,528	—	246,569	35,039	14,150	676,401
Vice President,	2007	241,384	—	67,629	—	166,639	34,446	27,302	537,400
Strategic Planning &	2006	235,154	81,250	25,939	—	207,147	17,832	14,103	581,425
Business Development
Donald G. Pomeroy II(8)	2008	193,654	15,000	33,988	—	95,433	10,895	106,942	455,912
Vice President and Controller	2007	170,615	—	65,651	—	127,947	5,747	59,878	429,838
Former Executive Officer:
Ernest F. Schaub(9)	2008	647,500	—	286,078		1,441,255	645,562	85,243	3,105,638
Former President and Chief	2007	649,615	—	893,300	—	1,489,765	776,533	92,221	3,901,434
Executive Officer	2006	629,615	—	818,714	—	1,506,185	423,589	71,657	3,449,760

(1)	Amounts shown include a hiring bonus that we paid to Mr. Macadam in 2008, a bonus we paid to Mr. Pomeroy in 2008 for having led the finance department at our Garlock Sealing Technologies subsidiary for several months while also serving as our corporate controller, ex gratia bonuses approved for Mr. Dries and Mr. Magee for 2007 for additional duties assumed in that year resulting from the departure of another executive and a hiring bonus that we paid Mr. Childress in 2006.

(2)	Except as described below, we recognized these amounts as expense in our annual financial statements for performance share awards under our long-term incentive plan (LTIP). For each award, the only assumptions we used in determining these amounts were (a) the number of shares we believed were probable of being earned and (b) the grant date share price, which in each case was the average of the high and low prices of our common stock on the day prior to the grant date. The amount shown for Mr. Pomeroy for 2007 includes $12,991 of expense recognized in our annual financial statements in connection with the vesting of 3,500 shares of restricted stock on August 1, 2007. For Messrs. Macadam, Dries, Magee and Childress such amounts for 2008 include estimated values of $218,221, $100,335, $91,294 and $70,878, respectively, with respect to one-time awards of restricted shares of our common stock made in 2008. The estimated value of the restricted shares of common stock has been developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC and is consistent with the assumptions we used for SFAS 123(R) reporting for 2008. For these awards, the only assumption we used in determining these amounts was the grant date share price, which in each case was the average of the high and low prices of our common stock on the day prior to the grant date. The above estimates do not reflect any adjustments for risk of forfeiture or restrictions on transferability. The amount included for Mr. Schaub for 2008 reflects reductions for the forfeiture in 2008 of 581 performance shares awarded with respect to the 2006-2008 plan cycle, 7,253 performance shares awarded for the 2007-2009 plan cycle, and 16,690 performance shares awarded for the 2008-2010 plan cycle.

(3)	The estimated value of the stock options has been developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC and is consistent with the assumptions we used for SFAS 123(R) reporting for 2008. The estimated value has been determined by application of the Black-Scholes option-pricing model, based upon the terms of the option grants and our stock price performance history as of the date of the grant. The key assumptions are as follows:

Risk free interest rate	2.8%
Dividend yield	0%
Volatility factor	33%
Average expected life	6 years

Expected volatility was determined using historical market data for our common stock for approximately three years prior to the grant date of the award. The above estimates do not reflect any adjustments for risk of forfeiture or restrictions on transferability. The assumptions used in the valuation are based upon experience, and are not a forecast of future stock price or volatility, or of future dividend policy.

(4)	These amounts consist of amounts earned under our annual performance bonus plans and cash awards earned under our LTIP, and for Mr. Macadam consist of amounts, prorated for his period of employment, earned under our annual incentive plan and a cash award under his employment agreement intended to mirror an award under our LTIP (subject to being no less than $334,671). Here is the breakdown for each named executive officer:

	Year	Annual Bonus	Cash LTIP Award

Macadam	2008	$723,207	$460,518

Dries	2008	257,526	267,800
	2007	282,300	242,460
	2006	347,372	206,260

Magee	2008	212,089	234,325
	2007	235,438	212,153
	2006	289,355	180,478

Childress	2008	152,839	93,730
	2007	166,639	—
	2006	207,147	—

Pomeroy	2008	95,433	—
	2007	127,947	—

Schaub	2008	660,172	781,083
	2007	762,385	727,380
	2006	887,405	618,780

(5)	These amounts consist of the following:

		Increase in Actuarial Present Value Under
	Year	Pension Plan	Restoration Plan	SERP

Macadam	2008	—	—	—

Dries	2008	34,868	131,533	179,335
	2007	29,682	146,743	183,992
	2006	21,440	131,854	200,581

Magee	2008	24,724	63,582	88,119
	2007	19,517	58,970	76,222
	2006	12,320	25,239	43,998

Childress	2008	18,160	16,879	—
	2007	15,457	18,989	—
	2006	16,541	1,291	—

Pomeroy	2008	10,376	519	—
	2007	5,260	487	—

Schaub	2008	27,890	292,986	324,562
	2007	31,211	351,439	393,883
	2006	27,461	178,475	217,653

(6)	These amounts consist of the following:

				Non-qualified
			Amounts	deferred
		401(k) plan	paid for life	compensation	Tax gross-	Relocation	Commuting	Medical/Legal
	Year	match	insurance	plan match	ups*	Expenses	Expenses**	Expenses***

Macadam	2008	—	650	34,269	24,414	—	22,238	10,833

Dries	2008	13,800	650	2,791	282,911	—	—	—
	2007	13,500	875	7,740	282,911	—	—	—
	2006	13,200	757	17,341	2,483	—	—	—

Magee	2008	13,800	650	5,989	110,020	—	—	—
	2007	13,500	875	22,464	214,041	—	—	—
	2006	13,200	689	13,595	2,058	—	—	—

Childress	2008	13,800	350	—	—	—	—	—
	2007	13,500	390	13,412	—	—	—	—
	2006	12,922	541	640	—	—	—	—

Pomeroy	2008	13,800	350	—	27,242	65,187	—	363
	2007	13,500	390	—	—	45,988	—	—

Schaub	2008	13,800	650	70,793	—	—	—	—
	2007	13,500	—	78,721	—	—	—	—
	2006	13,200	114	53,197	5,146	—	—	—

*	These tax gross-up payments to Messrs. Dries and Magee are related to the payment of vested benefits accrued under our defined benefit restoration plan and SERP. For Mr. Macadam, the tax gross-up payment is related to the commuting expenses and legal expenses included in the table. For Mr. Pomeroy, the tax gross-up payment is related to his reimbursed relocation expenses.

**	Commuting expenses include reimbursement to Mr. Macadam in 2008 of $6,199 for meals and travel expenses from his home in Atlanta to our corporate offices in Charlotte and $16,039 for the expense of an apartment leased by Mr. Macadam in Charlotte.

***	The amount for Mr. Macadam represents legal expenses reimbursed to him pursuant to his employment agreement for legal fees and expenses incurred by him in the negotiation of his employment agreement and for Mr. Pomeroy represents reimbursement for the expense of a physical examination in accordance with company policy.

(7)	Mr. Macadam became an executive officer on April 14, 2008.

(8)	Mr. Pomeroy became an executive officer effective September 1, 2007, and was previously Vice President — Finance at our Garlock Sealing Technologies LLC subsidiary. The amount reported for 2007 includes all compensation received in 2007, including for the period prior to his September 1 promotion.

(9)	Mr. Schaub ceased to serve as an executive officer in April 2008 and retired as an employee in December 2008.

The “Stock Awards” values shown in column (e) of this table include grants of performance shares for three long-term incentive cycles. For 2008, the performance cycles cover the three year periods from 2006-2008, 2007-2009 and 2008-2010 cycles; for 2007, the performance cycles cover the three-year periods from 2005-2007, 2006-2008 and 2007-2009 cycles; and for 2006, the performance cycles cover the three-year periods from 2004-2006, 2005-2007 and 2006-2008. The officers will not actually earn these performance shares unless we achieve pre-established corporate performance goals, and the number of shares they actually earn will be based on our performance as compared to those goals. For more information about our long-term incentive plan, or LTIP, under which we granted these performance share awards, see below under “— Grants of Plan-Based Awards — LTIP Awards.”

In February 2009, we paid out awards for our 2006-2008 long-term incentive cycle. Other than with respect to Mr. Macadam who received all payments in cash, we paid a portion of each award in cash and a portion in performance shares, in each case based on achievement of performance goals the Compensation Committee set in early 2006. Participants in this LTIP cycle, including the named executive officers, earned the awards as of December 31, 2008. For this reason, the cash portion of the awards to the named executive officers appears in column (g) of the summary compensation table (see note 4 for the exact amounts). As described above, column (e) includes the amounts we recognized in our annual financial statements for the performance share portion of these awards. For information about the payout of these performance shares, see below under “— Option Exercises and Stock Vested.”

For more information about our annual performance plan bonuses, which are part of the amounts shown in column (g) above (see note 4), see the section below entitled “— Grants of Plan-Based Awards — Annual Performance Plan Awards.” That section also describes the plans under which we granted the bonuses.

Employment Agreement

On March 7, 2008 our board of directors appointed Stephen E. Macadam to serve as EnPro’s President and Chief Executive Officer effective with the commencement of his employment on April 14, 2008. On March 10, 2008, we entered into an employment agreement with Mr. Macadam to establish the terms of his employment. The employment agreement established an initial annual salary of $825,000. The employment agreement provided that upon commencing employment Mr. Macadam would receive a grant under our Amended and Restated 2002 Equity Compensation Plan of stock options with respect to 100,000 shares, exercisable at the then fair market value as provided in that plan ($34.55 per share), which options vest in annual increments of 33.33% on each of the first three anniversaries of the date of his employment. The employment agreement also provided for an inducement award of 53,500 shares of restricted stock which vest in annual increments of 33.33% beginning with the third anniversary of the commencement of his employment. This award was made outside our Amended and Restated 2002 Equity Compensation Plan.

The employment agreement provides that Mr. Macadam will be eligible to participate in our annual incentive plan, with a target opportunity equal to 100% of his annual base salary and a maximum opportunity of 200% of annual base salary. Mr. Macadam received an award under the annual incentive plan for 2008, which was pro rated based on the period of his service during the year.

The employment agreement also provides that commencing on January 1, 2009, Mr. Macadam is eligible to participate in our LTIP plan and on January 1, 2009, he would become eligible to receive two awards issued under the LTIP plan. The first such award is for a two-year performance period 2009 through 2010, with a target incentive of $1,400,000. The second such award is for a three-year performance period 2009 through 2011, also with a target incentive of $1,400,000. Each award is to be governed by the terms and conditions of the LTIP plan. Notwithstanding this provision of the employment agreement, with the consent of Mr. Macadam and consistent with the treatment of other executive officers, we did not award Mr. Macadam the performance share portion of the LTIP award for the 2009-2011 performance cycle. We intend to replace that component of the LTIP award with an award of shares of restricted stock. This award of restricted shares would vest with respect to one-half of the shares three years after the date of grant and with respect to the remaining one-half, four years after the date of grant, in each case subject to Mr. Macadam’s continued employment during that period The shares would vest earlier in the event of death, disability or retirement. We will make these awards of shares of restricted stock only if our Amended and Restated 2002 Equity Compensation Plan is amended, as contemplated by the proposed amendments described elsewhere in this proxy statement, to eliminate the limit on the aggregate amount of shares of restricted stock that may be awarded under the plan.

In addition to these awards under the LTIP plan, the employment agreement provided that Mr. Macadam receive upon commencement of employment two pro rated awards, calculated and paid according to the terms of the LTIP plan but not awarded under the LTIP plan, for the three-year performance cycles ending December 31, 2008 and December 31, 2009. These pro rated awards are to be paid in cash and the employment agreement includes provisions providing for a guarantee of $334,671 for the award for the performance cycle ending December 31, 2008 and an aggregate amount for both of these awards of $668,250.

The employment agreement provided for the payment to Mr. Macadam of a signing bonus of $426,000. During a transition period to end no later than June 1, 2010, we agreed to reimburse Mr. Macadam for his expenses in commuting between his residence in Atlanta to our headquarters in Charlotte, including the cost of maintaining an apartment in Charlotte, evening meal costs and transportation costs. In addition, we agreed to make additional payments to indemnify him on a net-after-tax basis for any income tax associated with those reimbursement payments. Mr. Macadam is also be eligible for reimbursement of qualifying expenses under our relocation policy, with such modifications to that policy to accommodate the commuting period. Mr. Macadam is also be eligible to participate in other benefits and benefit plans made available to our senior executives. We also agreed to reimburse Mr. Macadam for legal fees and expenses, not to exceed $12,500, that he incurred in the course of the negotiation of his employment agreement.

The period of employment under the employment agreement will terminate upon Mr. Macadam’s death, resignation or termination of employment by EnPro. We may terminate Mr. Macadam’s employment for any reason, and Mr. Macadam may resign his employment for any reason. The employment agreement also provides for the maintenance of confidential information by Mr. Macadam and includes a covenant against certain activities in competition against EnPro for two-years following termination of employment.

Pursuant to the employment agreement, we entered into a management continuity agreement with Mr. Macadam. The management continuity agreement and the provisions for severance in the event of the termination of Mr. Macadam’s employment are described below in “— Potential Payments Upon Termination or Change in Control.”

Grants of Plan-Based Awards

The following table provides additional information about awards we granted in 2008 to the named executive officers under our 2008 annual performance bonus plans, our LTIP for the 2008-2010 performance cycle, one-time awards of options and restricted shares of common stock, and, for Mr. Macadam, awards under his employment agreement intended to mirror LTIP awards for our 2006-2008 and 2007-2009 performance cycles.

										All Other
									All Other	Option
									Stock	Awards:
			Estimated Future Payouts			Estimated Future Payouts			Awards:	Number of	Exercise or	Grant Date
			Under Non-Equity Incentive			Under Equity Incentive			Number	Securities	Base Price	Fair Value
			Plan Awards			Plan Awards			of Shares	Underlying	of Option	of Stock
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards(1))	and Option
Name		Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards(2)
(a)	Plan	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Stephen E. Macadam	Annual Plan	4/14/08	293,510	587,019	1,174,038	—	—	—	—	—	—	—
	Agreement(3)	4/14/08	167,336	334,671	669,343	—	—	—	—	—	—	—
	Agreement(3)	4/14/08	400,456	800,912	1,601,825	—	—	—	—	—	—	—
	Agreement(3)	4/14/08	—	—	—	—	—	—	53,500	—	—	1,848,425
	2002 Equity Plan	4/14/08	—	—	—	—	—	—	—	100,000	$34.55	1,285,000

William Dries	Annual Plan	2/12/08	103,200	206,400	412,800	—	—	—	—	—	—	—
	LTIP	2/12/08	129,000	258,000	516,000	4,208	8,415	16,830	—	—	—	258,004
	2002 Equity Plan	2/12/08	—	—	—	—	—	—	11,220	—	—	344,005

Richard L. Magee	Annual Plan	2/12/08	86,075	172,150	344,300	—	—	—	—	—	—	—
	LTIP	2/12/08	101,725	203,450	406,900	3,318	6,636	13,272	—	—	—	203,460
	2002 Equity Plan	2/12/08	—	—	—	—	—	—	10,209	—	—	313,008

J. Milton Childress II	Annual Plan	2/12/08	60,750	121,500	243,000	—	—	—	—	—	—	—
	LTIP	2/12/08	36,450	72,900	145,800	1,189	2,378	4,756	—	—	—	72,909
	2002 Equity Plan	2/12/08	—	—	—	—	—	—	7,926	—	—	243,011

Donald G. Pomeroy II	Annual Plan	2/12/08	38,000	76,000	152,000	—	—	—	—	—	—	—
	LTIP	2/12/08	23,750	47,500	95,000	775	1,549	3,098	—	—	—	47,492
Former Executive Officer:

Ernest F. Schaub	Annual Plan	2/12/08	278,375	556,750	1,113,500	—	—	—	—	—	—	—
	LTIP	2/12/08	368,438	736,875	1,473,750	12,017	24,034	48,068	—	—	—	225,167

(1)	Pursuant to our Amended and Restated 2002 Equity Compensation Plan, options are awarded with an exercise price of no less than the fair market value of a share of our common stock of the date of grant, which is defined in the plan to be the mean of the high and low prices per share of trades of our common stock on the New York Stock Exchange on the grant date. On the date of the award of options to Mr. Macadam, the closing price per share of our common stock on the New York Stock Exchange was $34.52.

(2)	These numbers are the total grant date fair value under FAS 123(R) of, respectively, the target performance share awards in column (g), the grant date fair value under FAS 123(R) of awards of restricted shares of common stock in column (i) and the grant date fair value under FAS 123(R) of awards of stock options in column (j). For Mr. Schaub, this reflects the forfeiture of 16,690 of the 24,034 performance shares awarded to him in 2008.

(3)	Pursuant to his employment agreement, upon commencement of his employment Mr. Macadam received two pro rated awards, calculated and paid according to the terms of the LTIP plan but not awarded under the LTIP plan, for the three-year performance cycles ending December 31, 2008 and December 31, 2009. These pro rated awards are to be paid in cash and the employment agreement includes provisions providing for guarantees of payment of $334,671 for the award for the performance cycle ending December 31, 2008 and an aggregate amount for both of these awards of $668,250. The award of restricted shares of common stock to Mr. Macadam was an inducement award made outside our Amended and Restated 2002 Equity Compensation Plan.

Annual Performance Plan Awards

The Compensation Committee granted each named executive officer an annual performance bonus opportunity for 2008 under our management bonus plans. Information about these bonus opportunities is reported in the line beside each officer’s name in the table above. Mr. Macadam, Mr. Dries, Mr. Magee and Mr. Schaub participated in our Senior Executive Annual Performance Plan. Mr. Childress and Mr. Pomeroy participated in our Management Annual Performance Plan. The two plans operate identically in all material respects.

The committee established objective corporate performance goals under the plans and communicated them to plan participants in February 2008. For each goal, the committee also assigned a specific weight, i.e., the percentage of the participants’ total bonuses that the goal would contribute. Under both plans, the 2008 performance goals and weightings were:

Adjusted net income	40%
Free cash flow before asbestos and taxes	30%
Sales growth	30%

The committee set performance levels for each of these goals, with a threshold level below which participants would not earn a bonus related to the goal, a target level and a maximum level. At the same time, the committee communicated to each participant a total cash bonus opportunity, expressed as a percentage of his base salary. The percentages of salary increased with the level of the job. Each participant had the opportunity to earn 50% of his target bonus for corporate performance at the threshold level, 100% of his target bonus for performance at the target level and 200% of his target bonus for maximum performance. The table above shows the minimum, target and maximum bonus opportunity for each named executive officer.

We exceeded our performance goals for 2008 which resulted in annual bonus payments at 123% of target. These bonuses are included in column (g) of the summary compensation table and broken out in note 4 to the summary compensation table. Each of Mr. Macadam and Mr. Schaub’s bonuses were prorated for the number of days he was employed by us in 2008.

LTIP Awards

Under our LTIP, the committee may provide a long-term incentive opportunity for plan participants in any year. Each opportunity is in the form of a target award based on corporate performance over a three-year cycle. The committee establishes the performance goals and their weightings at the time it grants the awards, which is generally in the first part of the first year in the cycle. For each award, there is also a threshold level of performance below which the participants will earn no award and a maximum performance level that corresponds to the maximum award they can earn.

In February 2008, the committee made target awards under the LTIP to a number of participants, including all of the named executive officers. These awards were for the 2008-2010 performance cycle.

One half of each target award was in performance shares and the other half is to be paid in cash. Each performance share, if earned, will be paid in the form of a share of our common stock. The amount of this potential stock award that we have recognized in our 2008 financial statements for each named executive officer is included in column (e) to the summary compensation table. The award recipients will not actually own any of these shares, however, unless our corporate performance through the end of 2010 at least meets the threshold level.

The performance factors and weightings for the LTIP awards are:

EBITDA before asbestos	40%
Adjusted earnings per share	40%
Net cash outflow for asbestos	20%

The committee set performance levels for each of these goals, with a threshold level below which participants would not earn a bonus related to the goal, a target level and a maximum level. Our Amended and Restated 2002 Equity Compensation Plan governs the performance share awards. In determining the number of performance shares that make up our target awards, the committee begins with target dollar values and divides those values by the fair market value of our common stock. This plan defines “fair market value” as the average of the high and low sales prices of our common stock on the day prior to the date of grant.

The potential payouts increase with the level of the job. For the 2008-2010 awards, each participant has the opportunity to earn 50% of his target award for corporate performance at the threshold level, 100% of his target award for performance at the target level and 200% of his target award for maximum performance. The table above shows the threshold, target and maximum cash and performance share payouts for this cycle. This information appears on the line below each officer’s name.

An award recipient generally must be employed with us on December 31, 2010 to earn an award for the 2008-2010 cycle. The only exceptions under the plan are for death, disability or retirement during the cycle. In any of those events, a recipient will receive a pro rata portion of the award he would have received had he remained employed through the end of 2010.

If we pay any common stock dividends during the performance period, recipients will not receive any dividends on their performance share awards for this cycle unless and until they earn the shares. At that time, they will receive the value of any dividends we have paid during the performance period in the form of additional shares of our common stock (with cash in lieu of fractional shares).

All shares of our common stock that we pay out for this cycle will reduce the number of shares available to be issued under our Amended and Restated 2002 Equity Compensation Plan.

Outstanding Equity Awards at Fiscal Year-End

The next table gives a snapshot as of the end of 2008 of equity awards to our named executive officers, the ultimate outcomes of which the officers have not yet realized. In fact, other than the option awards in column (b), these awards either have not vested or the officers have not yet earned them.

	Option Awards				Stock Awards
						Market		Equity Incentive Plan
	Number of	Number of			Number of	Value of	Equity Incentive Plan	Awards: Market or
	Securities	Securities			Shares or	Shares or	Awards: Number of	Payout Value of
	Underlying	Underlying			Units of	Units of	Unearned Shares,	Unearned Shares,
	Unexercised	Unexercised	Option		Stock That	Stock That	Units or Other Rights	Units
	Options	Options	Exercise	Option	Have Not	Have Not	That Have Not	or Other Rights That
	(#)	(#)(1)	Price	Expiration	Vested	Vested	Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(2)	($) (3)	(#) (4)	($) (3)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Stephen E. Macadam	—	100,000	34.55	4/13/2018	—	—	—	—
	—	—	—	—	53,500	1,152,390	—	—
William Dries	60,600	0	5.51	7/30/2012	—	—	—	—
	42,500	0	4.10	2/11/2010	—	—	—	—
	—	—	—	—	11,220	241,679	—	—
	—	—	—	—	—	—	15,447	332,728
Richard L. Magee	53,000	0	5.51	7/30/2012	—	—	—	—
	27,900	0	4.10	2/11/2010	—	—	—	—
	—	—	—	—	10,209	219,902	—	—
	—	—	—	—	—	—	12,181	262,379
J. Milton Childress II	—	—	—	—	7,926	170,726	—	—
	—	—	—	—	—	—	4,365	94,022
Donald G. Pomeroy II	10,600	0	5.51	7/30/2012	—	—	—	—
	7,500	0	4.10	2/11/2010	—	—	—	—
	—	—	—	—	—	—	2,639	56,844
Former Executive Officer:
Ernest F. Schaub	179,673	0	5.51	7/30/2012	—	—	—	—
	18,000	0	4.10	2/11/2010	—	—	—	—
	—	—	—	—	—	—	44,118	950,302

(1)	The options vest in annual increments of 33.33% beginning on April 14, 2009.

(2)	The restricted shares of common stock awarded to Mr. Macadam vest in annual increments of 33.33% beginning on April 14, 2011. The restricted shares of common stock awarded to Messrs. Dries, Magee and Childress vest in annual increments of 33.33% beginning on February 12, 2009.

(3)	We calculated these values using a price of $21.54, the closing price per share of our common stock on the New York Stock Exchange on December 31, 2008.

(4)	For each of the named executive officers, these numbers consist of target performance share awards for the 2007-2009 and 2008-2010 LTIP cycles. The awards for the 2007-2009 cycle generally will vest December 31, 2009 and the awards for the 2008-2010 cycle generally will vest December 31, 2010.

Option Exercises and Stock Vested

This table provides information about amounts the named executive officers realized in 2008 from equity awards.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)(1)

Stephen E. Macadam	—	—	—	—
William Dries	—	—	10,375	218,083
Richard L. Magee	9,100	158,522	9,078	190,820
J. Milton Childress II	—	—	3,631	76,324
Donald G. Pomeroy II	—	—	1,906	40,064
Former Executive Officer:
Ernest F. Schaub	50,951	1,666,043	30,262	636,107

(1)	We calculated these values using a price of $21.02 per share, the average of the high and low prices of our common stock on December 31, 2008.

Pension Benefits

The next table shows information about the named executive officers’ accumulated benefits under our defined benefit pension plans. The information includes the present value of accumulated benefit for each officer under each plan. This is the lump sum value, as of December 31, 2008, of the annual benefit earned as of that date that would be payable under each plan at the officer’s retirement, assuming he retired at the earliest age at which his benefits would not be reduced. The present value of accumulated benefit is an estimate only. Each officer’s actual benefit under these plans will depend on his compensation and years of service at retirement or termination, and on other data used in the benefit calculations. The assumptions used to estimate these benefits are the same as those assumptions used in Note 12 to our Consolidated Financial Statements in our 2008 annual report.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)(1)

Stephen E. Macadam(2)	N/A	—	—	—
William Dries	Pension	7.00	172,324	—
	Restoration	7.00	252,838	148,426
	SERP	6.58	344,076	201,574
Richard L. Magee	Pension	7.00	115,483	—
	Restoration	7.00	63,134	58,624
	SERP	6.58	85,561	77,487
J. Milton Childress II	Pension	3.08	50,229	—
	Restoration	3.08	37,159	—
Donald G. Pomeroy II(3)	Pension	11.58	99,790	—
	Restoration	11.58	8,811	—
Former Executive Officer:
Ernest F. Schaub	Pension	6.50	210,651	—
	Restoration	6.50	1,545,311	—
	SERP	6.50	1,800,541	—

(1)	Does not include tax gross-up payments to Mr. Dries of $282,911 and to Mr. Magee of $110,020 with respect to payments made under the restoration plan and the SERP. The tax gross-up payments are included in the amounts shown in column (i) of the Summary Compensation Table entitled “All Other Compensation.”

(2)	Mr. Macadam does not participate in any of our defined benefit plans. All existing defined benefit plans were closed to new participants prior to his joining EnPro.

(3)	Number of years of credited service includes prior service under the pension plan maintained by our subsidiary, Coltec Industries Inc.

We maintain three defined benefit plans. One, which we refer to as our pension plan, is a broad-based plan that provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The second provides unfunded, non-qualified benefits in excess of the limits that apply to the pension plan. We call this one the restoration plan. The third is a supplemental executive retirement plan, or SERP, that provides additional unfunded, non-qualified benefits to certain officers.

Pension Plan

Benefits under our pension plan are paid as a life annuity, with monthly payments. Benefit amounts for salaried employees depend on a participant’s pay and credited service with our company. For benefits accrued due to service with the company through December 31, 2006, the monthly payments will be reduced by 4% per year if a participant chooses to receive payments before age 62. There will be no reduction in the amount of the payments if the participant waits until after age 62. For benefits accrued due to service after December 31, 2006, the monthly payments will be reduced by 5% per year if the participant chooses to begin receiving payments before age 65.

Pay used to determine a salaried participant’s benefit amount is the average compensation over the final 60 months of employment, or the highest consecutive 60 months of compensation during the last 120 months of employment, whichever is greater. For purposes of the plan, “compensation” means base pay plus annual bonus awards. However, compensation for the pension plan is limited under the federal tax code. The limit was $230,000 in 2008. In addition, benefits provided under the pension plan may not exceed a benefit limit under the federal tax code. In 2008, this limit was $185,000, payable as a single life annuity beginning at normal retirement age.

We established the pension plan to provide tax-qualified retirement benefits for most of our full-time employees of the company. In 2006, we began to phase out participation in this plan for salaried employees, replacing it with an additional benefit under our 401(k) plan, and at that time the pension plan was closed to new participants. However, salaried employees who were hired prior to January 1, 2006, and who were at least age 40 on December 31, 2006, were offered a choice to continue to accrue benefits under the pension plan. Mr. Pomeroy was not 40 years old as of that date, and therefore was not offered the choice to continue as a participant in the pension plan. Each of the other named executive officers chose to continue to accrue future benefits under the pension plan rather than to receive the additional benefit under our 401(k) plan. Mr. Dries is eligible for early retirement under our pension plan.

As required by federal pension laws, benefits under the pension plan are funded by assets held in a tax-exempt trust.

Restoration Plan

The restoration plan provides a benefit that is equal to the benefit that would be provided under the pension plan if the federal tax code compensation and benefit limits did not exist, minus the benefit actually provided under the pension plan. In addition, the restoration plan provides benefits on compensation that is deferred and not taken into account under the pension plan.

The definition of compensation is the same as the definition used for the pension plan, except that compensation includes amounts deferred pursuant to our non-qualified deferred compensation plan.

Vested benefits are generally payable in an actuarially equivalent single cash payment following termination of employment. For certain executive officers with whom we have entered into supplemental retirement and death benefits agreements, payments will be made annually as benefits accrue up to retirement. However, under the agreements, we may delay these annual pre-retirement payments to the extent that Section 162(m) of the federal tax code would limit our tax deduction for them. See “Compensation Discussion and Analysis — Compensation Program Design and Tools — Impact of Tax and Accounting Rules.”

Employees participate in the restoration plan only with board approval. All of the named executive officers, other than the former executive officers, participate in this plan.

Because this a non-qualified plan, benefits are unsecured, and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor.

SERP

At December 31, 2008, there were only two participants in the SERP continuing to accrue benefits — Mr. Dries and Mr. Magee. These individuals earn an additional benefit under the SERP equal to the combined benefit under our pension plan and restoration plan for their first 15 years of service. The SERP takes into account service only for periods beginning on or after June 1, 2002 for this purpose. Mr. Schaub participated in the SERP and ceased to accrue benefits upon his retirement on December 1, 2008.

Under the supplemental retirement and death benefits agreements we have entered into with each of the SERP participants, we will pay SERP benefits annually as they accrue, up to retirement. However, under the agreements, we may delay the annual pre-retirement payments to the extent that Section 162(m) of the federal tax code would limit our tax deduction for them. See “Compensation Discussion and Analysis — Compensation Program Design and Tools — Impact of Tax and Accounting Rules.”

Like the restoration plan, the SERP is unsecured, and a participant’s claim for benefits under the SERP is no greater than the claim of a general creditor.

Non-Qualified Deferred Compensation

We provide a plan that allows our executive officers to defer compensation each year beyond the limits that apply to deferrals under our tax-qualified 401(k) plan for salaried employees. We also make contributions to the officers’ plan accounts to match some of their contributions.

This table provides information about amounts we and the executives contributed to the plan in 2008, and about earnings and withdrawals under the plan. The last column shows each officer’s total account balance as of the end of the year.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($) (1)	($) (2)	($)	($) (3)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Stephen E. Macadam	34,269	34,269	606	—	69,144
William Dries	2,791	2,791	(48,235)	—	90,200
Richard L. Magee	5,989	5,989	(8,874)	137,257	10,228
J. Milton Childress II	—	—	128	29,947	72
Donald G. Pomeroy II	—	—	—	37	—
Former Executive Officer:
Ernest F. Schaub	75,139	70,793	(303,306)	—	725,014

(1)	Each officer’s contributions during 2008 were deferred from his salary or annual bonus. Accordingly, all amounts in this column are included in the summary compensation table that begins on page 32, either as “Salary” (column (c)) or as “Non-Equity Incentive Plan Compensation” (column (g)).

(2)	These amounts appear in the “All Other Compensation” column, column (i), of the summary compensation table (see note 6 to that table).

(3)	Withdrawal distributions were the result of one-time elections made in light of modifications necessitated by Section 409A of the Internal Revenue Code.

Under this plan, each officer can defer up to 25% of his salary each year and up to 50% of his annual bonus and any cash LTIP payout. Deferrals of base salary and bonus can be made only after the officer has contributed the maximum amount to our 401(k) plan. We match contributions each year in an amount equal to the match the officer would have received under our 401(k) plan in the absence of federal tax code limitations on that plan, minus the actual 401(k) match the officer received for that year.

Each executive officer who participates in the plan also directs how the money in his plan account will be invested. The investment options available under the plan are the same as those available under the 401(k) plan (excluding our common stock). All participants’ accounts are credited with their actual investment earnings or losses. We do not guarantee any investment return on the accounts. The following table shows the investment options currently available under the plan, as well as the 2008 return (loss) for each option.

Investment Option	2008 Return (%)

Schwab Managed Retirement Trust Income	(14.19)
Schwab Managed Retirement Trust 2010	(22.27)
Schwab Managed Retirement Trust 2020	(29.99)
Schwab Managed Retirement Trust 2030	(34.77)
Schwab Managed Retirement Trust 2040	(37.29)
Schwab Managed Retirement Trust 2050	(37.51)
Schwab Stable Value Select	4.35
PIMCO Total Return Administration	4.56
Van Kampen Equity and Income A	(24.78)
Black Rock Global Allocation I	(20.35)
Dodge & Cox Stock	(43.31)
Hartford Capital Appreciation A	(46.09)
Schwab Institutional Select S&P 500	(36.85)
American Funds Growth Fund of America	(39.07)
River Source Mid Cap Value R5	(44.08)
T. Rowe Price Mid-Cap Growth	(39.69)
Columbia Small cap Value II Z	(33.63)
Royce Value Plus Institutional	(40.88)
American Funds EuroPacific Gr R4	(40.56)

When first eligible to participate in the plan, participants may elect to receive payment of their account balances under this plan in one of the following ways:

•	a single lump sum cash payment as soon as practicable after termination (generally within 75 days);

•	a single lump sum cash payment in a year specified by the participant (but not later than the year in which the participant attains age 65);

•	either five or ten annual installments with the first installment paid as soon as practicable after termination); or

•	either five or ten annual installments with the first installment paid in a year specified by the participant (but not later than the year in which the participant attains age 65).

Accounts of participants who do not make a payment election will be paid in a single lump sum cash payment as soon as practicable after termination (generally within 75 days). Once a participant makes a payment election, he can change it only in accordance with federal tax laws that apply to non-qualified plans. In limited circumstances, withdrawals due to an unforeseeable emergency are permitted.

Because this is a non-qualified plan, benefits are unsecured. This means that a participant’s claim for benefits is no greater than the claim of a general creditor.

Potential Payments Upon Termination or Change in Control

Management Continuity Agreements

We are party to management continuity agreements with each of our current executive officers. The purpose of these continuity agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control of our company. The agreements are not ordinary employment agreements. Unless there is a change in control, they do not provide any assurance of continued employment, or any severance beyond the severance that we provide generally to our salaried employees.

Under these agreements, any of the following events would be a “change in control”:

•	any person, entity or group becoming the beneficial owner of 20% or more of our common stock, or of the combined voting power of our securities (subject to certain exceptions);

•	a change in the majority of our directors that our directors have not approved;

•	a corporate transaction, such as a merger, after which our existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership; or

•	our liquidation or dissolution, or the sale of substantially all of our assets (other than to a company more than 70% of the outstanding common stock and combined voting power of which our shareholders hold, in substantially the same proportions as their holdings of our securities prior to the sale).

Each continuity agreement generally provides for the officer’s employment to continue, in the same position and with the same responsibilities and authority, for a period of time following the change in control. It also provides for the officer to maintain the same benefits and level of compensation, including average annual increases. The continuation periods for our named executive officers are as follows:

Macadam	3 years
Dries	3 years
Magee	3 years
Childress	2 years
Pomeroy	1.5 years

If we or our successor terminated an executive officer’s employment during his continuation period, other than for “cause,” or he voluntarily terminated his employment for a “good reason” (in each case as defined in the agreement), he would be entitled to the following payments and benefits:

•	His annual base salary for a period of time, which we refer to as the payment period, in a lump sum cash payment. The payment periods for the named executive officers are:

Macadam	3 years
Dries	3 years
Magee	3 years
Childress	2 years
Pomeroy	1.5 years

•	His pro rata target bonus for the year of termination, in a lump-sum cash payment.

•	A lump-sum cash payment equal to the market value (as defined in the agreement) of the performance shares awarded to the individual under the LTIP for each incomplete performance period. The number of shares paid out would be based on a specified mix of actual and targeted performance.

•	A lump-sum cash payment intended to approximate continuation of annual bonuses for the rest of the payment period. This payment will be equal to the number of years in his payment period, multiplied by the greatest of (1) his most recent annual bonus, (2) his target annual bonus for the year of termination, or (3) his target annual bonus for the year in which the change in control occurs.

•	A lump-sum cash payment intended to approximate the value of foregone performance share and phantom performance share LTIP awards for the rest of the payment period (based on the market value of our common stock, as defined in the agreement). This payment will be equal to a specified number, multiplied by the greatest of (1) 1/12 of the number of performance shares actually awarded the officer for the most recently completed cycle, (2) 1/12 of the target number of phantom performance shares awarded him for the most recent cycle that began before the termination of employment and (3) 1/12 of the target number of phantom performance shares awarded him for the most recent cycle that began before the change in control. The specified numbers for the named executive officers are:

Macadam	24
Dries	24
Magee	24
Childress	16
Pomeroy	12

•	If the officer is not at least age 55 and eligible to retire, a lump sum payment equal to the present value of the health and welfare plans and programs and all fringe benefit programs, perquisites and similar arrangements the officer would be entitled to during his payment period as well as the ability to exercise any vested options, during his payment period.

•	If the officer is at least age 55 and eligible to retire, a lump sum payment equal to the present value of the health and welfare plans and programs to which the officer would be entitled under the company’s general retirement policies if the officer retired, and all fringe benefit programs, perquisites and similar arrangements the officer would be entitled to during his payment period as well as the ability to exercise any vested options, during his payment period.

•	In addition to the benefits to which he was entitled under our retirement plans, a lump-sum cash payment equal to the actuarial equivalent of the additional retirement pension to which he would have been entitled under the terms of these plans had he continued to work for us through the end of the payment period.

•	A tax gross-up payment for any excise tax due under the federal tax code as a result of these payments and benefits.

In addition, each officer is entitled to reimbursement of attorneys’ fees and expenses incurred to successfully, in whole or in part, enforce the terms of his agreement with us.

The following table estimates the total amounts we would owe the named executive officers under these agreements if there had been a change in control, and they had been terminated, on December 31, 2008. The table does not include a pro rata bonus for the year of termination because even without these agreements, the officers would be entitled to their full 2008 bonus if they had been terminated without cause on December 31.

				Pro Rata
			Foregone	Performance		Additional	Estimated
	Salary	Bonus	LTIP	Share	Continuation	Pension	Tax
	Continuation	Continuation	Awards	Awards	of Benefits	Benefits	Gross-up	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)

Macadam	2,475,000	2,475,000	—	933,333	37,596	—	2,781,521	8,702,450
Dries	1,050,000	906,900	353,682	415,465	34,022	946,682	1,468,907	5,175,658
Magee	939,000	930,000	278,911	327,621	33,744	538,730	1,193,827	4,241,833
Childress	500,000	333,278	68,313	117,396	22,180	67,495	444,682	1,553,344
Pomeroy	292,500	191,921	32,552	41,217	16,428	—	—	574,618

Restricted Share Awards

The restrictions under the restricted share awards made to our executive officers lapse upon a change in control. The following table sets forth the value of outstanding restricted stock awards at December 31, 2008 as to which restrictions would have lapsed as a result of a change in control had such an event occurred on December 31, 2008. The value is based on the $21.54 per share closing price of our common stock on the New York Stock Exchange on that date.

Value of Restricted
Stock
Name	($)

Macadam	1,152,390
Dries	241,679
Magee	219,902
Childress	170,726
Pomeroy	—

Death Benefits Agreements

Under agreements we have with Mr. Dries and Mr. Magee, we must pay a stated lump sum death benefit to each officer’s designated beneficiary if the officer dies while employed with us. The amount of the stated death benefit will decrease over time as we transfer to each officer a portion of an insurance policy we own on the officer’s life. The amounts of these death benefits that we would have owed if the officers had died on December 31, 2008 are as follows:

Death Benefit
Amount
($)

Dries	2,303,904
Magee	1,164,101

Severance Benefits

We have written severance policies under which we provide severance benefits to all of the full-time employees at our corporate office, including the named executive officers. Under these policies, each covered employee whom we terminate without cause is entitled to continue receiving his or her base salary for a specified period of time, which we refer to as the “severance period;” provided, however, if the total severance pay exceeds two times the maximum amount that may be taken into account under a qualified retirement plan under Section 401(a)(17) of the federal tax code ($230,000 in 2008), the severance pay will be paid to the officer in a lump sum no later than March 15 of the year following termination of the officer’s employment. Each employee is also entitled to continue receiving certain benefits during his or her severance period, including a pro rata payment of any annual bonus and outstanding LTIP awards through the date of termination. The length of the severance period increases with one’s level of responsibility. Our executive officers generally receive the same severance benefits as all of our other full-time corporate office employees, except that our executive officers’ severance periods are longer.

The severance periods for our current executive officers are:

Macadam	24 months
Dries	12 months
Magee	12 months
Childress	12 months
Pomeroy	12 months

However, in the event of any termination following a change in control, the management continuity agreements described above would supersede our severance policies.

The following table estimates the severance benefits we would owe the named executive officers under these policies if they had been terminated on December 31, 2008 (assuming no prior change in control). The table does not include a pro rata bonus for the year of termination because even without this severance policy, the officers would be entitled to their full 2008 bonus if they had been terminated without cause on December 31.

	Salary	Continuation	Pro Rata
	Continuation	of Benefits	LTIP Awards	Outplacement	Total
Name	($)	($)	($)	($)	($)

Macadam	1,650,000	25,064	1,860,517	123,750	3,659,331
Dries	350,000	11,341	883,160	52,500	1,297,001
Magee	313,000	11,248	737,508	46,950	1,108,706
Childress	250,000	11,090	278,990	37,500	577,580
Pomeroy	195,000	10,952	29,920	29,250	280,955

PROPOSAL 2 — APPROVAL OF AMENDMENT AND RESTATEMENT OF THE
AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN
(Item 2 on the proxy card)

The board of directors is submitting a proposal for approval by the shareholders of a new amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan (as so amended and restated, the “Plan”), which was amended and restated in 2003 and again in 2005. Our board of directors believes the Plan is an important factor in attracting, keeping and motivating key employees, and further believes that the type of incentive compensation offered under the Plan should continue to be offered in the future. The purposes of this proposed amendment and restatement are:

•	To increase the number of shares of common stock authorized to be issued under the Plan by 400,000 shares;

•	To remove the limits on the number of shares of common stock that may be issued to employees pursuant to awards of restricted stock, performance shares, stock appreciation rights (or SARs) and units or phantom shares;

•	To extend the date by which awards may be made under the Plan from May 22, 2012 to February 10, 2019;

•	To replace provisions mandating fixed initial and annual phantom share awards to outside directors with provisions to permit phantom share awards to outside directors as determined by the Compensation Committee in its discretion;

•	To expand the non-exclusive list of performance objectives for performance share awards under the Plan to include the list of performance objectives included in our LTIP plan and an additional performance objective (cash flow return on investment);

•	To provide that recipients of future awards of performance shares will not receive or accrue dividends and other distributions with respect to those awards;

•	To revise the provision prohibiting the repricing of options to allow a repricing if approved in advance by the shareholders, to permit EnPro to exchange or buyout outstanding awards under the Plan to the extent these transactions are not “repricings” under circumstances under which the current rules of the New York Stock Exchange would not require prior shareholder approval and to extend the application of this restriction on repricing to SARs;

•	To reduce the amount of shares that may be delivered under the Plan by any shares issued or issuable under the Plan that are withheld from an award or separately surrendered by the participant in payment of any exercise price or taxes; and

•	To make various minor changes to the Plan.

The following general discussion of the Plan, including the changes reflected in the proposed amendment and restatement, is qualified by reference to the copy of the Plan that is attached to this proxy statement as Appendix A. The board approved the Plan, subject to shareholder approval, at its February 11, 2009 meeting.

Changes Effected by the Proposed 2009 Amendment and Restatement

Increase in Shares Authorized to be Issued

The Plan currently limits the number of shares of common stock available for delivery pursuant to the Plan to 3,600,000 shares. The amendment and restatement would increase the number of shares that may be delivered by 400,000 shares. Since the adoption of the Plan in May 2002 though March 1, 2009, an aggregate of 1,680,274 shares of our common stock have been issued pursuant to the Plan. At March 1, 2009, awards for an additional 1,217,292 shares (based on maximum performance levels of awards under the LTIP plan) are reserved for issuance under outstanding awards. Accordingly, by increasing the number of shares authorized to be available for delivery under the Plan by 400,000 shares, we would have an aggregate of 1,102,434 shares available for future awards, which would represent 5.2 percent of our fully diluted shares. Our board of directors believes that this 400,000 share increase is required to permit us to continue to offer the type and amount of incentive compensation needed to attract, keep and motivate key employees.

Remove Limits on Types of Awards

The Plan currently limits the maximum number of shares of common stock that may be issued pursuant to options designated as incentive stock options to 1,000,000 shares, the maximum number of shares of common stock that may be issued pursuant to performance share awards, SARs and awards to employees of stock units and phantom shares to 1,000,000 shares, and the maximum number of shares of common stock that may be issued pursuant to restricted share awards to 150,000 shares. The proposed amendment and restatement would remove these limits on awards, other than the 1,000,000 share limit applicable to incentive stock options.

The following table sets forth, for each type of award for which the limits are proposed to be removed, the number of shares of common stock issued pursuant to the Plan and reserved for issuance under outstanding awards at March 1, 2009.

Shares Issued or
Reserved Under Awards
Outstanding at March 1,
Type of Award	2009*

Performance shares	932,792
SARs, stock units and phantom shares to employees	0
Restricted stock	85,603

*	The number of shares reserved for issuance under outstanding performance share awards or other unit or phantom share award are deemed to be equal to the maximum number of shares of common stock that may be issued under the award. Shares that are potentially deliverable under an award under the Plan that are canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of such shares to the participant are available for subsequent awards under the Plan.

Extend the Term of the Plan

The Plan was initially adopted in 2002 and provided that no award under the Plan could be made after May 22, 2012, approximately ten years after the date of the initial adoption of the Plan by our board of directors. The proposed amendment and restatement provides that no award under the Plan may be made after February 10, 2019, which is approximately ten years after the date of the amendment and restatement by our board of directors.

Permit Discretion in Phantom Share Awards to Outside Directors

Under the current Plan, each outside director, when first elected to the Board, receives a one-time grant of phantom shares equal in value to $30,000, based on the fair market value of our common stock on the election date. Each outside director also receives, for a period of ten years after election, an annual grant of phantom shares of common stock equal in value to $25,000, based on the fair market value of our common stock as of the grant date. The amendment and restatement of the Plan will eliminate the requirement for these fixed awards of phantom shares, and any grants of initial and annual awards of phantom shares will be in amounts determined by the Compensation Committee. The amendment and restatement would also permit the Compensation Committee to make additional grants of phantom shares to outside directors in its discretion.

The Plan defines an “outside director” as any director who is not and has not been within the previous 5 years an employee of EnPro or any of our subsidiaries. The members of the Compensation Committee, which administers the Plan and which under the amendment and restatement will have authority to determine the amounts of awards of phantom shares, are all outside directors and will all be eligible to receive these awards of phantom shares under the Plan.

Phantom shares granted to outside directors are fully vested upon grant. In the event a dividend is declared and paid on our common stock, each outside director receives a number of additional phantom shares equal to the aggregate amount of dividends the director would receive if the director’s phantom shares were actual shares of common stock, divided by the then current fair market value of our common stock. These dividend equivalent phantom shares are also vested upon grant. When an outside director leaves the board, we issue to the director one share of our common stock for each whole phantom share awarded to the director under the Plan, plus cash for any fractional phantom share, based on the then current fair market value of our common stock.

Expand List of Performance Objectives

The Plan currently includes a non-exclusive list of the performance objectives that may be used under the Plan in establishing performance-based awards that is narrower than the list included in our LTIP plan, which was last approved by our shareholders in 2007. The amendment and restatement conforms the list of performance objectives in the Plan to those included in the LTIP plan, which are: total sales, sales growth (with or excluding acquisitions), revenue-based measures for particular products, product lines or product groups, net income (before or after asbestos charges and/or other selected items), earnings per share of common stock (before or after asbestos and/or other selected items), pretax income (before or after asbestos charges and/or other selected items), consolidated operating income (pre or post-tax and before or after asbestos charges and/or other selected items), segment operating income (pre or post-tax and before or after asbestos charges and/or other selected items), earnings before interest and taxes (before or after asbestos charges and/or other selected items), earnings before interest, taxes, depreciation and amortization (before or after asbestos charges and/or other selected items), free cash flow (pre or post-tax and before or after asbestos charges and/or other selected items), asbestos-related cash outflows (or changes in asbestos-related cash outflow), new asbestos commitments (or changes in new asbestos commitments), return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales (pre or post-tax and before or after asbestos charges and/or other selected items), total shareholder return, common stock price increases, total business return (before or after asbestos charges and/or other selected items), economic value added or similar “after cost of capital” measures, return on sales or margin rate, in total or for a particular product, product line or product group, working capital (or any of its components or related metrics), working capital improvement, market share, measures of customer satisfaction (including survey results or other measures of satisfaction), safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures), measures of operating efficiency such as productivity, cost of non-conformance, cost of quality, on time delivery and efficiency ratio and strategic objectives with specifically identified areas of emphasis such as cost reduction, acquisition assimilation synergies, acquisitions or organization restructuring. The amendment and restatement also adds cash flow return on investment as a permissible performance objective.

Amend Authority for Payment of Dividends on Awards to Exclude Performance Shares

The Plan currently grants the Compensation Committee the discretionary authority to permit a participant to receive or accrue dividends and other distributions made with respect to awards under the Plan on terms and conditions that it deems appropriate. The amendment and restatement would not permit the Compensation Committee to do so with respect to awards of performance shares.

Revise Provisions Restricting Repricings

The Plan currently provides that in no event may the Compensation Committee reduce the option price of any stock option grant after it is made, except proportionately in connection with a corporate reorganization transaction affecting the number of shares outstanding, nor may the Compensation Committee agree to exchange a new lower priced option for an outstanding higher priced option. The proposed amendment and restatement would permit us to offer to exchange or buy out any previously granted award for a payment in cash, shares of common stock, other awards or property based on such terms and conditions as the Compensation Committee may determine, except that, without the approval of the shareholders, we may not amend or replace previously granted stock options or SARs in a transaction that constitutes a repricing. The proposed amendment and restatement defines repricing to be buying-out, for cash or shares, an outstanding option or SAR at a time when its exercise price exceeds the fair market value of the underlying stock, or (consistent with the meaning of repricing under Section 303A.08 of the Listed Company Manual of the New York Stock Exchange) lowering the exercise price of an option or SAR after it is granted, taking any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option or SAR at a time when its exercise price exceeds the fair market value of the underlying common stock in exchange for another option, SAR, restricted stock award or other equity of EnPro, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction.

Reduce Shares Available under the Plan for Shares Surrendered for Exercise Price or Taxes

The Plan currently provides that shares surrendered in payment of the exercise price of an award or withheld to satisfy withholding tax obligations would again be available for awards under the Plan. The proposed amendment and restatement would reverse that treatment and provide that shares issued or issuable under the Plan that are withheld from an award or separately surrendered by the participant in payment of any exercise price or taxes relating to an award are deemed to constitute shares delivered to the participant and would not be available for future awards under the Plan.

Effect Various Minor Changes

The proposed amendment and restatement will effect various minor changes to the Plan, including the following:

•	clarifying the authority of the Compensation Committee to act under the Plan and permitting the Compensation Committee to delegate authority to a subcommittee in administering the Plan;

•	providing that the number of shares available under the plan and the limits by type of award on the number of shares that may be delivered are to be proportionately adjusted in the event of a corporate reorganization transaction affecting the number of shares of common stock outstanding generally;

•	revising the definition of “fair market value” to be the closing selling price per share of our common stock as reported on the New York Stock Exchange on the relevant date (and using such value on the date of grant rather than the mean of the high and low prices per share on the date preceding the date of grant);

•	defining the permitted terms of SARs, including that the grant price per share may be no less than the fair market value of the common stock on the date the SAR is granted;

•	clarifying the provision regarding adjustments in the event of a corporate reorganization transaction, including that in the event EnPro is a party to a merger or similar transaction, outstanding stock options will be governed by the agreement governing that transaction;

•	specifying that the Plan will be governed by the laws of North Carolina and that any provision of the Plan deemed to be unenforceable shall not affect the remainder of the Plan; and

•	including provisions designed to promote compliance of the Plan and awards with Section 409A of the Internal Revenue Code.

Other General Provisions of the Plan

Participants

Awards under the Plan may be made to any salaried, full-time employee of EnPro or any of our majority-owned subsidiaries or, in certain circumstances, to our outside directors. A total of 117 full-time employees, including all of our executive officers, received awards under the Plan in 2008, and all of our outside directors received awards of phantom shares under the Plan in 2008. We currently have eight outside directors on the board.

Plan Administration

The Plan is administered by the Compensation Committee. The Compensation Committee is comprised entirely of “independent directors,” as that term is defined by the listing standards of the New York Stock Exchange. The Compensation Committee has full power and authority to interpret and administer the Plan, and its decisions and interpretations are conclusive and binding.

The Compensation Committee may delegate to senior officers the authority to make awards with respect to not more than 10% of the shares authorized under the Plan, except that only the Compensation Committee or a subcommittee may make awards to Plan participants who are subject to Section 16 of the Exchange Act.

Shares Subject to Plan

For purposes of calculating the number of shares of common stock available for delivery, the following rules apply:

•	The grant of a performance share award or other unit or phantom share award is deemed to be equal to the maximum number of shares of common stock issuable under the award;

•	If the value of an award is variable on the date it is granted, the value is deemed to be the maximum possible under the award;

•	Shares issued or issuable under the Plan that are withheld from an award or separately surrendered by the participant in payment of any exercise price or taxes relating to such an award are deemed to constitute shares delivered to the participant and will not be available for future awards under the Plan; and

•	Any shares of common stock that are not issued or are returned us, as a result of forfeiture, expiration, cancellation, termination or cash settlement are again available for awards under the Plan.

No individual may receive awards for more than 500,000 shares in any calendar year.

Stock Options

Under the Plan, the Compensation Committee may grant options to purchase common stock at not less than fair market value on the date of grant. For purposes of the Plan, the “fair market value” is the closing selling price of a share of our common stock as of 4:00 p.m. (New York, New York Time), as reported on the New York Stock Exchange. These options may or may not qualify as incentive stock options under the Internal Revenue Code. The federal income tax treatment of incentive stock options is generally more favorable to optionees than the treatment accorded other options. At the same time, it is less favorable to EnPro because we generally will not receive a tax deduction with respect to these options. (See “— Federal Income Tax Treatment” below.) Under current law, the maximum amount of incentive stock options that may be granted to an individual that are exercisable for the first time during any calendar year may not exceed $100,000 in aggregate fair market value.

The Plan provides that, subject to certain limitations with respect to the price and term of stock options and rights upon termination of employment, discussed below, the Compensation Committee will have the authority in its discretion to specify all other terms and conditions relating to options granted under the Plan. The Compensation Committee may, in its discretion, grant options to the officers and other salaried, full-time employees of EnPro or our majority-owned subsidiaries (including directors who are also officers or employees, but not non-employee directors). The Compensation Committee may also determine at the time of the grant the term of each option, which may not exceed ten years from the date of grant, and may permit payment upon exercise to be made in common stock owned by the optionee, valued at the fair market value on the date of exercise, or other acceptable form of consideration equal in value to the option price.

Performance Share Awards

The Compensation Committee may award performance shares under the Plan that are contingent upon the attainment of performance objectives. The list of permitted performance objectives is listed above in “— Changes Effected by the Proposed 2009 Amendment and Restatement — Conform List of Performance Objectives.” Performance share awards can be made in the form of phantom shares or common stock, as the Compensation Committee determines.

Restricted Share Awards

The Compensation Committee may award restricted shares under the Plan, subject to conditions, if any, established by the Compensation Committee. These conditions may include continued service with EnPro or its subsidiaries. The Plan provides that restricted share awards that are conditioned upon continued employment should generally require continued employment for a minimum period of three years following the award.

SARs

The Compensation Committee may award SARs under the Plan. SARs confer on the participant the right to receive, upon exercise, the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR as determined by the Compensation Committee. The terms and conditions of the SAR are as determined by the Compensation Committee at the time the award is granted, however, each SAR may be settled only in shares of common stock, the grant price may be no less than the fair market value of a share of common stock on the date of grant, and the date on which an SAR expires, if not exercised, may not be later than ten years after the date of the grant.

Other Awards to Employees

The Plan permits the Compensation Committee to make other types of awards to employees, the value of which are based in whole or in part on the value of common stock, in lieu of making such awards in common stock. These potential awards include stock units and phantom shares. The Compensation Committee may provide for these awards to be paid in cash, in common stock, or in a combination of both cash and common stock, and may establish the other terms and conditions of these awards.

Miscellaneous

The Compensation Committee has discretion to make any provisions it deems appropriate regarding the effect a participant’s termination of employment will have on the participant’s outstanding awards under the Plan, and to make such rules and determinations as it deems appropriate in connection with a participant’s leave of absence or other change in employment status.

The Compensation Committee may require that any federal, state or local withholding tax requirements be satisfied by withholding shares of common stock.

Options and other awards granted under the Plan will not be transferable other than by will or the laws of descent and distribution, or as the Compensation Committee approves.

In the event of a change in control of EnPro, all stock options will become immediately exercisable, and will remain exercisable for two years (or, if sooner, until such time as the options expire by their terms). In addition, the Compensation Committee may make such other provisions with respect to other outstanding Plan awards as it deems appropriate. A “change in control” generally is deemed to have occurred if:

•	any person, entity or group becomes the beneficial owner of 20% or more of either the common stock or the combined voting power of our outstanding securities (subject to certain exceptions);

•	there has been a change in the majority of EnPro’s directors that has not otherwise been approved by the directors;

•	a corporate reorganization occurs where our existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership; or

•	EnPro is liquidated or dissolved, or substantially all of its assets are sold (other than to a company more than 70% of the outstanding common stock and combined voting power of which is held by the shareholders of EnPro, in substantially the same proportions as their holdings of EnPro securities prior to the sale).

The board of directors may amend the Plan in its discretion, except that no amendment that increases the number of shares of stock subject to the Plan may be made without the approval of our shareholders. In addition, no amendment may adversely affect any rights or obligations with respect to awards previously made unless the action is taken in order to comply with applicable law, stock exchange rules or accounting rules.

New Plan Benefits

Recognizing the uncertainty of the economic environment in 2009 and beyond, at its February 2009 meeting the Compensation and Human Resources Committee did not make any performance share awards under our LTIP for a 2009-2011 performance cycle. We intend to make awards of restricted stock to individuals who would otherwise have received performance share awards under our LTIP having a value approximately equal to the target value at which we would have set an award of performance shares. These awards of restricted shares would vest with respect to one-half of the shares three years after the date of grant and with respect to the remaining one-half, four years after the date of grant, in each case subject to the executive’s continued employment during that period. The shares would vest earlier in the event of death, disability or retirement. Because the Plan limits the amount of awards of shares of restricted stock that we may make under the Plan, we will not make these anticipated awards of shares of restricted stock unless the Plan is amended to eliminate that limit as proposed above.

In 2008, the board increased the annual phantom share award to outside directors to $75,000, with the increase of $50,000 being in phantom shares settled in cash because the Plan did not permit an increase above the $25,000 stated in the Plan for stock-settled phantom shares. If the proposed amendment and restatement of the Plan is approved by the shareholders, the board intends that going forward the entire $75,000 annual phantom share awards are to be settled in shares of common stock. As a result, our outside directors would each be entitled to an annual award of an additional $50,000 in phantom shares under the Plan, however, they would no longer receive $50,000 in cash-settled phantom shares which have been awarded outside the Plan.

The following table sets forth for each of the individuals named in the summary compensation table included in this proxy statement, for our executive officers as a group and for our non-executive officer employees as a group, the dollar value of the shares of restricted stock intended to be awarded of them in lieu of performance shares as described above if the proposed amendment and restatement of the Plan is approved (the number of shares of restricted stock to be awarded will depend on the market value of our stock on the date of grant). The table also sets forth the additional amounts that would be received by our outside directors as a group on an annual basis in the event that shareholders approve the proposed amendment and restatement of the Plan. Other benefits to be received or allocated to eligible participants under the Plan by virtue of the proposed amendment and restatement are not determinable.

Amended and Restated 2002 Equity Compensation Plan

Dollar Value ($)

Stephen E. Macadam	700,000
William Dries	262,500
Richard L. Magee	203,450
J. Milton Childress II	75,000
Donald G. Pomeroy II	48,750
Former Executive Officer:
Ernest F. Schaub	—
Executive Group	1,523,000
Non-Executive Director Group	400,000
Non-Executive Officer Employee Group*	4,478,393

*	Includes 130 employees. The dollar value for certain employees in this group is approximated and is based on the average of the high and low prices of our common stock on the New York Stock Exchange on February 9, 2009.

Federal Income Tax Treatment

The following is a general summary of the current federal income tax consequences of the granting and exercise of stock options and of awards of common stock (including both performance shares and restricted stock), phantom stock, stock units and SARs under the Plan. It does not attempt to describe all possible federal or other tax consequences of participation in the Plan. Furthermore, the tax consequences of awards made under the Plan are complex and subject to change, and some variation of the described rules may be applicable to any particular participant’s tax situation. The summary assumes in each case that there will no violation of the new deferred compensation rules mentioned above, which would subject the affected participants to immediate taxation and penalties on unvested awards.

Incentive Stock Options.  An employee who is granted an incentive stock option under the Plan will not be subject to federal income tax upon the grant or exercise of the option. However, upon the exercise of an incentive stock option, the difference between the exercise price for the option and its fair market value on the date of exercise, which is commonly referred to as the spread, is a tax preference item that must be taken into account in determining the employee’s alternative minimum tax. If the employee disposes of the shares in the same year the option was exercised, there are no alternative minimum tax implications. Generally, the employee can recover any alternative minimum tax liability paid as a credit against ordinary income taxes owed in future years.

In the event of a sale of the shares received upon exercise of an incentive stock option after two years from the date of grant and one year after the date of exercise (which we refer to as the “Holding Period”), any appreciation of the shares received above the exercise price should be a capital gain. The current federal tax rate applicable to long-term capital gains is 15 percent.

We will not be entitled to a tax deduction with respect to the grant or exercise of an incentive stock option, or with respect to any disposition of such shares after the Holding Period. However, if shares acquired pursuant to the exercise of an incentive stock option are sold by the employee before the end of the Holding Period, any gain on the sale will be ordinary income for the taxable year in which the sale occurs. Income will be realized only to the extent the amount received upon sale exceeds the employee’s adjusted basis for the stock. We will be entitled to a tax deduction in the amount of the ordinary income realized by the employee.

Non-incentive Stock Options.  An employee who is granted a stock option under the Plan that is not an incentive stock option will not be subject to federal income tax upon the grant of the option and we will not be entitled to a tax deduction by reason of such grant. Upon exercise of a non-incentive stock option, the spread or excess of the fair market value of the shares on the exercise date over the option price, will be considered compensation taxable as ordinary income to the employee. Because it is treated as compensation, the spread is subject to withholding of applicable payroll taxes. We may claim a tax deduction in the amount of the taxable compensation realized by the employee.

Common Stock Awards.  Common stock awards made without restrictions are subject to federal tax to the recipient and are deductible to EnPro. Stock awards with restrictions (including both performance shares and restricted stock) will not be subject to federal tax upon grant and we will not be entitled to a tax deduction upon grant. When the restrictions lapse, the fair market value of shares free of restrictions will be considered compensation taxable as ordinary income to the employee and we may claim a tax deduction at the same time in the same amount.

Phantom Stock, Stock Unit Awards and SARs.  A director or employee who is granted a phantom share, stock unit or SAR award under the Plan will not be subject to federal tax upon the grant of the award and we will not be entitled to a tax deduction by reason of such grant. However, when common stock or cash is delivered to the participant pursuant to such an award, the participant will recognize ordinary income equal to the fair market value of the shares or cash delivered under the award, and we may claim a tax deduction at the same time in the same amount.

Vote Required

The proposed amendment and restatement of the Amended and Restated 2002 Equity Compensation Plan will be approved if more votes are cast “for” approval than are cast “against” it at the annual meeting, so long as the number of votes cast represents greater than 50% of the number of all shares entitled to vote on the proposal. Abstentions and broker non-votes will not be cast “for” or “against” approval of the Plan and therefore may have a negative effect on the vote.

The Board of Directors recommends that you vote “FOR” approval of the proposed amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan.

PROPOSAL 3 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009
(Item 3 on the proxy card)

On February 10, 2009, the Audit Committee reappointed PricewaterhouseCoopers LLP as our external auditors for the fiscal year ending December 31, 2009. The board of directors agrees with this decision. If the shareholders do not ratify this appointment, the Audit Committee will consider other external auditors.

The board recommends that you vote “FOR” ratification of PricewaterhouseCoopers LLP as our external auditors for 2009.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2009. We refer to PricewaterhouseCoopers as our “external auditors.” We understand that representatives of PricewaterhouseCoopers will be present at the annual meeting on April 29, 2009. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Audit Committee has a policy that outlines procedures intended to ensure that it pre-approves all audit and non-audit services that our external auditors provide to us. The policy provides for pre-approval of a budget that sets the fees for all audit services to be performed during the upcoming fiscal year. It also mandates pre-approval of amounts for separate non-audit and tax compliance, planning and advisory services for the year, as well as proposed services exceeding pre-approved cost levels. The policy allows the Audit Committee to delegate pre-approval authority to one or more of its members (except pre-approval authority for certain internal control-related services). A copy of the pre-approval policy is available on our website at www.enproindustries.com; click on “Investor,” and then “Corporate Governance.” The policy is located with our committee charters.

Before approving services to be performed by the external auditors, the Audit Committee considers whether the proposed services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the external auditors may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The committee considers all of these factors as a whole. No one factor is necessarily determinative.

Fees Paid to External Auditors

The following table sets forth the total fees and expenses from PricewaterhouseCoopers for each of the past two years:

	2008	2007

Audit Fees(1)	$2,157,600	$1,916,900
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

TOTAL FEES	$2,157,600	$1,916,900

(1)	Audit fees consisted of work performed related to the preparation of our financial statements and the assessment of our internal control over financial reporting, as well as work generally only the external auditors can reasonably be expected to provide, such as statutory audits and accounting consultation.

The Audit Committee pre-approved all audit and audit-related services that PricewaterhouseCoopers performed in 2007 and 2008 in accordance with our pre-approval policy.

OTHER MATTERS

The board knows of no other matters that may properly be presented at the annual shareholders’ meeting. If other matters do properly come before the meeting, we will ask the persons named in the proxy to vote according to their best judgment.

SHAREHOLDER PROPOSALS

Under our bylaws, any shareholder entitled to vote at our annual shareholders’ meeting may nominate a person for election to our board of directors or bring other business before the meeting if the shareholder provides written notice to, and such notice is received by, our corporate Secretary generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the meeting is moved up by more than 30 days or delayed by more than 60 days from the anniversary date, however, notice is timely provided if it is delivered not earlier than the 120th day prior to the date of the meeting and not later than the close of business on the 90th day prior to the meeting, or the tenth day after the day on which the meeting is first publicly announced, whichever is later.

We have not been timely notified of any additional business to be presented at this meeting. This notice requirement applies to matters being brought before the meeting for a vote. Shareholders may ask appropriate questions at the meeting without having to comply with the notice provisions.

Any shareholder who intends to present a proposal for consideration at our 2010 annual shareholders’ meeting must ensure that our Secretary receives the proposal between December 30, 2009 and January 29, 2010 (unless we move the meeting up by more than 30 days or delay it by more than 60 days from April 29, 2010). Each notice must include:

•	a brief description of each proposed matter of business and the reasons for conducting that business at the annual meeting;

•	the name and address of the shareholder proposing the matter, and of any other shareholders believed to be supporting the proposal;

•	the number of shares of each class of the our common stock that these shareholders own; and

•	any material interest that these shareholders have in the proposal.

If the notice contains a nomination to the board of directors, it must also contain the following information:

•	The name and address of the person or persons to be nominated;

•	A representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings to make the nomination between the shareholder and each nominee and any other person or persons (naming such person or persons);

•	all other information regarding each nominee that would be required to be included in a proxy statement if the board had nominated the nominee; and

•	the written consent of each nominee to serve as a director if elected.

In addition, we must receive any shareholder proposal intended to be included in our proxy statement for the 2010 annual shareholders’ meeting at our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Secretary, on or before November 24, 2009. Applicable rules of the SEC govern the submission of shareholder proposals and our consideration of them for inclusion in the proxy statement and form of proxy for the 2010 annual shareholders’ meeting.

We suggest that notice of all shareholder proposals be sent by certified mail, return receipt requested.

By Order of the Board of Directors

Richard L. Magee
Secretary

March 24, 2009

PLEASE VOTE YOUR SHARES USING THE ENCLOSED PROXY CARD

APPENDIX A

ENPRO INDUSTRIES, INC.
2002 EQUITY COMPENSATION PLAN
(2009 AMENDMENT AND RESTATEMENT)

1. Purpose.  The purpose of this Plan is to promote the interests of the shareholders by providing stock-based incentives to selected employees and members of the Board of Directors (the “Board”) of EnPro Industries, Inc. (the “Company”) and of any subsidiary corporation of which more than 50% of the voting stock is owned, directly or indirectly, by the Company (“Company Subsidiary”) to align their interests with shareholders and to motivate them to put forth maximum efforts toward the continued growth, profitability and success of the Company. In furtherance of this objective, stock options, performance shares, restricted shares, phantom shares, stock appreciation rights, common stock of the Company (“Common Stock”), and/or other incentive awards may be granted to selected employees (including members of the Board who are employees and/or officers) in accordance with the provisions of this Plan.

This Plan, as amended and restated in 2005, also provides for certain awards to members of the Board who are not employees or former employees of the Company or its subsidiaries within five years after their termination of employment (“Outside Directors”). The awards to Outside Directors are only in the form of phantom shares to be settled in shares of Common Stock. The awards of phantom shares to Outside Directors under this Plan replace awards that would have otherwise been granted under the EnPro Industries, Inc. Outside Directors’ Phantom Shares Plan (the “Phantom Shares Plan”). After the effective date of the 2005 amendment and restatement of this Plan, no further awards were made under the Phantom Shares Plan (although any outstanding awards under the Phantom Shares Plan continue to be administered and paid in accordance with, and subject to, the terms and conditions of the Phantom Shares Plan).

This amendment and restatement of the Plan is subject to the approval of the shareholders of the Company, and shall be effective as of the date on which it is approved by the shareholders of the Company.

2. Administration.  This Plan is to be administered by the Compensation and Human Resources Committee or any successor committee (the “Committee”) of the Board. The Committee shall consist of at least three members who shall qualify as “independent directors,” as that term is defined under the listing standards of any national securities exchange or securities market on which the Common Stock is then listed or traded.

3. Authority of the Committee.  The Committee shall have full power and authority, subject to and consistent with the provisions of this Plan, to construe, interpret and administer this Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive and binding on all parties. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select eligible persons to participate in this Plan; to grant awards; to determine the type and number of awards, the dates on which awards may be exercised and on which the risk of forfeiture or deferral period relating to awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any award, whether, to what extent, and under what circumstances an award may be settled, or the exercise price of an award may be paid, in cash, Common Stock, other awards, or other property, and other terms and conditions of, and all other matters relating to, awards; to prescribe documents evidencing or setting terms of awards (such award documents need not be identical for each participant), amendments thereto, and rules and regulations for the administration of this Plan and amendments thereto (including outstanding awards); to construe and interpret the Plan and award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.

4. Delegation.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company the authority to make awards under this Plan with respect to not more than ten percent of the shares authorized under this Plan, pursuant to such conditions and limitations as the Committee may establish, except that only the Committee or a subcommittee comprised solely of two ore more “Non-Employee Directors” in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may make awards to participants who are subject to Section 16 of the Exchange Act.

5. Shares Available For This Plan.  Subject to adjustments made pursuant to Section 21 hereof, the maximum number of shares of Common Stock that shall be available for delivery pursuant to the provisions of this Plan shall be equal to 4,000,000 shares of Common Stock. For purposes of calculating the number of shares of Common Stock available for delivery under this Plan, (i) the grant of a Performance Share Award (as defined in Section 10) or other unit or phantom share award shall be deemed to be equal to the maximum number of shares of Common Stock that may be issued under the award and (ii) where the value of an award is variable on the date it is granted, the value shall be deemed to be the maximum limitation of the award. Awards payable solely in cash will not reduce the number of shares of Common Stock available for awards granted under this Plan. Shares that are potentially deliverable under an award under the Plan that are canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of such shares to the participant will not be counted as delivered under the Plan and shall be available for awards under this Plan. Shares that have been issued in connection with an award under this Plan that is canceled, forfeited, or settled in cash such that those shares are returned to the Company shall be available for awards under this Plan. Shares that are issued or issuable under this Plan that are withheld from an award or separately surrendered by the participant in payment of any exercise price or taxes relating to such an Award shall be deemed to constitute shares delivered to the Participant and will not be available for future awards under this Plan. With respect to SARs (as defined in Section 13), all of the shares of Common Stock for which the SAR is exercised (that is, shares actually issued pursuant to a SAR, as well as shares that represent payment of the exercise price) will cease to be available for future awards under this Plan.

6. Limitation On Awards.  Subject to adjustments made pursuant to Section 21 hereof, (a) no individual employee may receive awards under this Plan with respect to more than 500,000 shares in any calendar year, and (b) the maximum number of shares of Common Stock that may be issued pursuant to options designated as Incentive Stock Options (as defined in Section 9) shall be 1,000,000 shares.

7. Term.  No awards may be granted under this Plan after February 10, 2019.

8. Eligibility.  Awards under this Plan may be made to any salaried, full-time employee of the Company or any Company Subsidiary, and to Outside Directors, as provided in Section 15. Except as provided in Section 15, directors who are not full-time employees are not eligible to participate in this Plan.

9. Stock Options.  The Committee may, in its discretion, from time to time grant to eligible employees options to purchase Common Stock, at a price not less than 100% of the fair market value of the Common Stock on the date of grant (the “option price”), subject to the conditions set forth in this Plan. The Committee, at the time of granting to any employee an option to purchase shares under this Plan, shall fix the terms and conditions upon which such option may be exercised, and may designate options as incentive stock options (“Incentive Stock Options”) pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) or any other statutory stock option that may be permitted under the Internal Revenue Code from time to time, provided, however that (i) the date on which such options shall expire, if not exercised, may not be later than ten years after the date of grant of the option, (ii) the terms and conditions of Incentive Stock Options must be in accordance with the qualification requirements of the Internal Revenue Code and (iii) the provisions of any other statutory stock option permitted under the Internal Revenue Code must be consistent with applicable Internal Revenue Code requirements.

Within the foregoing limitations, the Committee shall have the authority in its discretion to specify all other terms and conditions relating to stock options, including but not limited to provisions for the exercise of options in installments, the time limits during which options may be exercised, and in lieu of payment in cash, the exercise in whole or in part of options by tendering Common Stock owned by the employee, valued at the fair market value on the date of exercise or other acceptable forms of consideration equal in value to the option price. The Committee may, in its discretion, issue rules or conditions with respect to utilization of Common Stock for all or part of the option price, including limitations on the pyramiding of shares.

10. Performance Share Awards.  The Committee may make awards (“Performance Share Awards”) in Common Stock or phantom shares subject to conditions established by the Committee that may include attainment of specific Performance Objectives (as defined below). Performance Share Awards may include the awarding of additional shares upon attainment of the specified Performance Objectives. Any Performance Share Award which is conditioned upon attainment of specific Performance Objectives shall have a minimum performance period of one year, except in the case of death or disability and except as otherwise provided pursuant to Section 29.

11. Performance Objectives.  Performance objectives that may be used under this Plan include total sales, sales growth (with or excluding acquisitions), revenue-based measures for particular products, product lines or product groups, net income (before or after asbestos charges and/or other selected items), earnings per share of Common Stock (before or after asbestos and/or other selected items), pretax income (before or after asbestos charges and/or other selected items), consolidated operating income (pre or post-tax and before or after asbestos charges and/or other selected items), segment operating income (pre or post-tax and before or after asbestos charges and/or other selected items), earnings before interest and taxes (before or after asbestos charges and/or other selected items), earnings before interest, taxes, depreciation and amortization (before or after asbestos charges and/or other selected items), free cash flow (pre or post-tax and before or after asbestos charges and/or other selected items), asbestos-related cash outflows (or changes in asbestos-related cash outflow), new asbestos commitments (or changes in new asbestos commitments), return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales (pre or post-tax and before or after asbestos charges and/or other selected items), cash flow return on investments, total shareholder return, Common Stock price increases, total business return (before or after asbestos charges and/or other selected items), economic value added or similar “after cost of capital” measures, return on sales or margin rate, in total or for a particular product, product line or product group, working capital (or any of its components or related metrics), working capital improvement, market share, measures of customer satisfaction (including survey results or other measures of satisfaction), safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures), measures of operating efficiency such as productivity, cost of non-conformance, cost of quality, on time delivery and efficiency ratio and strategic objectives with specifically identified areas of emphasis such as cost reduction, acquisition assimilation synergies, acquisitions or organization restructuring.

12. Restricted Shares.  The Committee may make awards in Common Stock subject to conditions, if any, established by the Committee which may include continued service with the Company or its subsidiaries (“Restricted Share Awards”). Any Restricted Share Award which is conditioned upon continued employment shall be conditioned upon continued employment for a minimum period of three years following the award, except in the case of death, disability or retirement and except as otherwise provided pursuant to Section 29.

13. Stock Appreciation Rights.  The Committee may, in its discretion, from time to time grant to eligible employees stock appreciation rights (“SARs”). A SAR shall confer on the participant to whom it is granted the right to receive, upon exercise thereof, the excess of (i) the fair market value of one share of Common Stock on the date of exercise over (ii) the grant price of the SAR as determined by the Committee. In no event shall the grant price be less than the fair market value of a share of Common Stock on the date of grant. The Committee, at the time of granting to any employee a SAR, shall fix the terms and conditions upon which such SAR may be exercised, provided, however that (i) the date on which such SAR shall expire, if not exercised, may not be later than ten years after the date of the grant of the SAR, (ii) each SAR may be settled only in Common Stock, and (iii) no such terms and conditions may cause this Plan or the SAR to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b).

14. Other Awards.  The Committee may make awards to employees authorized under this Plan in units or phantom shares, the value of which is based, in whole or in part, on the value of Common Stock, in lieu of making such awards in Common Stock (“Other Awards”). The Committee may provide for Other Awards to be paid in cash, in Common Stock, or in a combination of both cash and Common Stock, and may establish such other terms and conditions as in its discretion it deems appropriate, provided that no such terms and conditions may cause this Plan or any Other Award to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b).

15. Awards of Phantom Shares to Outside Directors.

(a) Awards.  The Committee shall make a one-time grant of phantom shares, in an amount determined by the Committee, to each Outside Director upon his or her initial election to the Board. Thereafter, the Committee will make an annual grant of phantom shares to each Outside Director, in an amount and on terms determined by the Committee. In addition, from time to time, the Committee may, in its discretion, make grants of phantom shares to Outside Directors.

(b) Dividend Equivalents on Awards.  Dividend equivalents will be accrued on all phantom shares granted under this Section 15. Upon the payment date of each dividend declared on the Company’s Common Stock, that number of additional phantom shares will be credited to each Outside Director’s award which has an equivalent fair market value to the aggregate amount of dividends which would be paid if the number of the Outside Director’s phantom shares were actual shares of the Common Stock. Dividend equivalents shall be vested at the time the dividend is paid.

(c) Vesting.  Phantom shares granted under this Section 15 shall be fully vested upon granting.

(d) Payment.  Upon termination of service of an Outside Director as a member of the Board (the “termination date”), the Company shall pay to the Outside Director all Phantom Shares credited to the Outside Director on the termination date in the form of one share of Common Stock for each whole phantom share, with cash for any fractional phantom share based on the fair market value of the Common Stock on the applicable date. The shares of Common Stock shall be paid and delivered as soon as administratively practicable after the termination date.

16. Deferred Awards.  The Committee may permit recipients of awards to elect to defer receipt of such awards, either in cash or in Common Stock, under such terms and conditions that the Committee may prescribe; provided, however, that the Committee may permit recipients to elect to defer receipt of awards hereunder only to the extent that such deferral would not cause this Plan or such awards to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4), to the extent applicable. The Committee may authorize the Company to establish various trusts or make other arrangements, in each case located in the United States, with respect to any deferred awards, provided that no such trust or arrangement may provide for assets to become restricted to the provision of deferred awards in connection with a change in the financial health of the Company or any of its subsidiaries.

17. Fair Market Value.  For all purposes of this Plan the fair market value of a share of Common Stock shall be the closing selling price of Common Stock on the relevant date (as of 4:00 P.M. New York, New York Time) as reported on the New York Stock Exchange — Composite Transactions listing (or similar report), or, if no sale was made on such date, then on the next preceding day on which such a sale was made. Fair market value relating to the exercise price or base price of any Non-409A Award (as hereinafter defined) shall conform to requirements under Code § 409A.

18. Exchange and Buy Out; Repricing.  The Company may at any time offer to exchange or buy out any previously granted award for a payment in cash, shares of Common Stock, other awards or property based on such terms and conditions as the Company shall determine and communicate at the time that such offer is made. Notwithstanding anything in this Plan to the contrary, without the approval of the shareholders, the Committee shall not amend or replace previously granted stock options or SARs in a transaction that constitutes a repricing. For this purpose, the term “repricing” shall mean any of the following or any other action that has the same effect: (i) lowering the exercise price of an option or SAR after it is granted, (ii) buying-out an outstanding option or SAR at a time when its exercise price exceeds the fair market value of the underlying stock for cash or shares, or (iii) any other action that is treated as a repricing under generally accepted accounting principles, or (iv) canceling an option or SAR at a time when its exercise price exceeds the fair market value of the underlying Common Stock in exchange for another option, SAR, Restricted Stock Award or other equity of the Company, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction.

19. Termination Of Employment.  The Committee may make such provisions as it, in its sole discretion, may deem appropriate with respect to the effect, if any, the termination of employment will have on any grants or awards under this Plan; provided, however, that no such provisions may cause this Plan or any grants or awards hereunder to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b), to the extent applicable.

20. Assignability.  Options and other awards granted under this Plan shall not be transferable by the grantee other than by will or the laws of descent and distribution or by such other means as the Committee may approve from time to time.

21. Adjustments to Reflect Capital Changes.

(a) In the event of any corporate event or transaction (including, but not limited to, a change in the Common Stock or the capitalization of the Company), such as any merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin off, or other distribution of stock or property of the Company, a combination or exchange of Common Stock, dividend in kind, or other like change in capital structure, number of outstanding shares of Common Stock, distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee or the Board, in order to prevent dilution or enlargement of participants’ rights under the Plan, shall make equitable and appropriate adjustments and substitutions, as applicable, to or of the number and kind of shares subject to outstanding awards, the purchase price for such shares, the number and kind of shares available for future issuance under the Plan, and other determinations applicable to outstanding awards. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(b) In addition, in the event that the Company is a party to a merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company, outstanding awards shall be subject to the agreement governing the transaction. Such agreement may provide, without limitation, for the continuation of outstanding awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such outstanding awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.

22. Committee’s Determination.  The Committee’s determinations under this Plan including without limitation, determinations of the employees to receive awards or grants, the form, amount and timing of such awards or grants, the terms and provisions of such awards or grants and the agreements evidencing same, and the establishment of Performance Objectives need not be uniform and may be made by the Committee selectively among employees who receive, or are eligible to receive awards or grants under this Plan whether or not such employees are similarly situated. The Committee may, with the consent of the participant, modify any determination it previously made.

23. Leave Of Absence Or Other Change In Employment Status.  The Committee shall be entitled to determine whether any leave of absence taken by an employee or other change in employment status, such as a change from full time employment to a consulting relationship, shall constitute a termination of employment within the meaning of this Plan and shall further be entitled to make such rules, regulations and determinations as it deems appropriate under this Plan in respect of any such leave of absence or other change in employment status relative to any grant or award. Notwithstanding the foregoing, no such determination, rule or regulation by the Committee may cause this Plan or any grant or award hereunder to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b), to the extent applicable.

24. Withholding Taxes.  The Committee or its designee shall have the right to determine the amount of any Federal, state or local required withholding tax, and may require that any such required withholding tax be satisfied by withholding shares of Common Stock or other amounts which would otherwise be payable under this Plan.

25. Retention Of Shares.  If shares of Common Stock are awarded subject to attainment of Performance Objectives, continued service with the Company or other conditions, the shares may be registered in the employees’ names when initially awarded, but possession of certificates for the shares shall be retained by the Secretary of the Company for the benefit of the employees, or shares may be registered in book entry form only, in both cases subject to the terms of this Plan and the conditions of the particular awards.

26. Dividends And Voting.  Subject to Section 15(b), the Committee may permit each participant to receive or accrue dividends and other distributions made with respect to awards (other than Performance Share Awards) under this Plan under such terms and conditions as in its discretion it deems appropriate, provided that such receipt or accrual does not cause this Plan or any award hereunder to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4), to the extent applicable. With respect to shares actually issued, the Committee under such terms and conditions as in its discretion it deems appropriate, may permit the participant to vote or execute proxies with respect to such registered shares.

27. Forfeiture Of Awards.  Any awards or parts thereof made under this Plan which are subject to Performance Objectives or other conditions which are not satisfied, shall be forfeited.

28. Continued Employment.  Nothing in this Plan or in any agreement entered into pursuant to this Plan shall confer upon any employee the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such employee.

29. Change In Control.  For purposes of this Plan, a “Change in Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest; or

(iii) consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(iv) consummation of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

30. Effect Of Change In Control.  In the event of a Change in Control, options that are not then exercisable shall become immediately exercisable, and, notwithstanding any other provisions of this Plan or any award agreement, shall remain exercisable for no less than the shorter of (i) two years or (ii) the remainder of the full term of the option. The Committee may make such provision with respect to other awards under this Plan as it deems appropriate in its discretion, provided that no such provision may cause this Plan or any award hereunder to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b), to the extent applicable.

31. Compliance With Laws And Regulations.  Notwithstanding any other provisions of this Plan, the issuance or delivery of any shares may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or any regulation of any governmental authority, whether foreign or domestic, or any national securities exchange.

32. Certain Limitation on Awards to Ensure Compliance with Internal Revenue Code § 409A. Notwithstanding any other Plan provision, the terms of any 409A Award and any Non-409A Award, including any authority of the Committee and rights of the participant with respect to the award, shall be limited to those terms permitted under Code § 409A, and any terms not permitted under Code § 409A shall be automatically modified and limited to the extent necessary to conform with Code § 409A. For this purpose, other provisions of the Plan notwithstanding, the Committee shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Code § 409A, and any distribution subject to Code § 409A(a)(2)(A)(i) (separation from service) to a “key employee” as defined under Code § 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Code Section § 409A(a)(2)(B)(i). In the case of a 409A Award, a transaction shall constitute a “Change in Control” as defined in Section 29 only if such transaction would also constitute a ‘change of control’ under Code § 409A.

For purposes of this Plan, “409A Awards” means awards that constitute a deferral of compensation under Code § 409A and regulations thereunder. “Non-409A Awards” means awards other than 409A awards. For purposes of this Plan, options, SARs and Restricted Share Awards are intended to be Non-409A Awards.

33. Amendment.  The Board may alter or amend this Plan, in whole or in part, from time to time, or terminate this Plan at any time; provided, however, that no such action shall adversely affect any rights or obligations with respect to awards previously made under this Plan unless the action is taken in order to comply with applicable law, stock exchange rules or accounting rules; and, provided, further, that no amendment which has the effect of increasing the number of shares subject to this Plan (other than as permitted in Section 21) shall be made without the approval of the Company’s shareholders.

34. Governing Law.  The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any award document shall be determined in accordance with the laws of the State of North Carolina, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

35. Severability.  If any provision of this Plan or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Plan and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 29, 2009

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ITEMS 1 THROUGH 4.

Please mark your votes as indicated in this example [X]

1 ELECTION OF DIRECTORS — FOR ALL ☐ WITHHOLD FOR ALL ☐ *EXCEPTIONS ☐

Nominees:
01 William R. Holland
02 Stephen E. Macadam
03 J. P. Bolduc
04 Peter C. Browning
05 Don DeFosset
06 Gordon D. Harnett
07 David L. Hauser
08 Wilbur J. Prezzano, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ______________________________

Will Attend meeting YES ☐

Mark Here for Address Change or Comments SEE REVERSE ☐

Signature ______________________ Signature ______________________ Date __________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

EnPro Industries, Inc.

INTERNET
http://www.eproxy.com/npo
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

43398

THIS PROXYW L I LB EV OTED AS DIRECTED, INDICATED, WILL BE UGH 4. OR IF NO DIRECTION VOTED “FOR” ITEMS 1 IS THRO
Please mark your votes as X E@ as upload graphic & PCN-650 i n dicated in t h is example searchable FOR WITH HOLD 1 ELECTION OFD IRECTORS ALL FOR ALL *EXCEPTI ONS FOR AG AINST ABSTAIN
1. Electe g i ht directors to hold 2. Approve a proposal to ame nd and re state ou r office unti l the next annual shareholders’ meeti ng or unti l their Amended and Restated 2002 Equity r e spective successors lecte da nd qualified. Compensation Plan. are e Nomin ees: 3. Rati fy th e selecti on of Pricewate rhouseCoopers
01 Wil i l am R. Holland 06 Gordon D. Harnet LLPa s our external audit ors fo r 2009. 02 Stephen E. Mac adam 07 David L. Hauser 03 J. P. Bolduc 08 Wilbur J. Prezzano, Jr. 4. Transact suc h otherb usiness as may prope rly come before th e meeting or 04 Pete r C. Brownin g any adjournment of t h e me eting 05 Don DeFosset (INSTRUCT I O NS: To with hold authority to ee, mark the YES vote for any in dividual nomin “Exceptions” box and wri e t t h at nomin ee’s name in the space provided belo w.)
Wil l Atten d meeti ng *Exceptions ___
Ma r k Here for Addre ss Ch ange or Comments SEE REVERSE Signature Signature Date NOTE: Pl ease sig n as name s hereon. Joint owners should each sign. When signing asa t t o rney, executor, or guardian,p lease give ful title ass uch. appear administrator, trustee FOLD AND DETACH HERE
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting i s available through 11:59 PM Eastern Time the day prio r to annual meeting day. INTERNET http://www.eproxy.com/npo
Use the In ternet to vote your proxy.H ave EnPro Industries, Inc. your proxy card in hand when you access the web site. OR TELEPHONE 1-866-580-9477
Use any touch-tone telephone to vote your pro xy. Have your proxy card in hand when you call. I f you vote your proxy by I n ternet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it int he enclosed envelop e. postage-paid Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, m I portant notice regardin g the Internet availability of signed and returned your pr oxy card. proxy materials for the AnnualM eeting of shareholders
The Proxy Statement and the 2008 Annual Report to Stockhold ers are available at:
http://www.enproindustries.com/2009annualm eeting
43398

PCN-651 ENPRO INDUSTRIES 5605 Carnegie Boulevard,S uite 500, Charlo tte, North Carolina2 8209
NOTICE TO SHAREHOLDERS:
THE ANNUAL MEETING OF SHAREHOLDERS of EnPro Industries, Inc., a North Carolina corporation (the “Company”) will be held at the
Company’s headquarters at 5605 Carnegie Boulevard., Suite 500, Charlotte, North Carolina on April 29, 2009 at 12:00 noon to:
1. Elect eight directors to hold office until the next annual shareholders’ meeting or until their respective successors are elected and qualified;
2. Approve a proposal to amend and restate our Amended and Restated 2002 Equity Compensation Plan;
3. Ratify the selection of PricewaterhouseCoopers LLP as our external auditors for 2009; and
4. Transact such other business as may properly come before the meeting or any adjournment of the meeting.
The Board of Directors of the Company has fixed February 27, 2009 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only those who were registered shareholders at the close of business on that date are entitled to notice of and
o t vote at the meeting or any adjournment of the meeting.
The Board of Directors hereby solicits a proxy for use at the meeting, in the form accompanying this notice, from each holder of our common stock. Shareholders may withdraw their proxies at the meeting if they desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting of the proxies at the meeting.
C ( ontinued and to be marked, dated and signed, on the other side)
BNY MELLON SHAREOWNER SERVICES
Address Change/Comments P.O. BOX 3550
(Mark the c orresponding box on the revers es i d e) SOUTH HACKENSACK, NJ 07606-9250
FOLD AND DETACH HERE
Youc an now access your BNY Mellon Shareowner Services account online. Access your BNY Mellon Shareowner Services shareholder/stockholder account onlin e via Investor ServiceDirect® ( I SD).
The transfer agent for EnPro Industries, Inc., now makes it easy and convenient to getc urrent informatio n on your sharehold er account.
• View account status • View payment history for dividends
• View certif icate history • Make address changes
• View book-entry information • Obtain a duplicate 1099 ta x form
• Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
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Monday-Friday Eastern Time
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